    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996


                                                      REGISTRATION NO. 333-09929
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ALANEX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       CALIFORNIA                                8731                                33-0599136
        (PRIOR TO                    (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    REINCORPORATION)                  CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)
        DELAWARE
 (AFTER REINCORPORATION)
 (STATE OR JURISDICTION
   OF INCORPORATION OR
      ORGANIZATION)

                           3550 GENERAL ATOMICS COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 455-3200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             MARVIN R. BROWN, M.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ALANEX CORPORATION
                           3550 GENERAL ATOMICS COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 455-3200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                            FREDERICK T. MUTO, ESQ.
                             CYDNEY S. POSNER, ESQ.
                             CARL R. SANCHEZ, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                              SAN DIEGO, CA 92121
                                 (619) 550-6000
                          WILLIAM H. HINMAN, JR., ESQ.
                              SHEARMAN & STERLING
                             555 CALIFORNIA STREET
                            SAN FRANCISCO, CA 94104
                                 (415) 616-1100

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED OCTOBER 15, 1996


                                2,500,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

     All the shares of Common Stock offered hereby are being sold by Alanex Corporation. Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share of the Common Stock will be between $10.00 and $12.00. See "Underwriting."

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol ALNX.

 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 6.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
                                                                Underwriting
                                             Price to           Discounts and         Proceeds to
                                              Public           Commissions(1)         Company(2)
------------------------------------------------------------------------------------------------------
Per Share.............................           $                    $                    $
------------------------------------------------------------------------------------------------------
Total.................................           $                    $                    $
------------------------------------------------------------------------------------------------------
Total Assuming Full Exercise of
  Over-Allotment Option(3)............           $                    $                    $
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) See "Underwriting."
(2) Before deducting expenses estimated at $575,000, which are payable by the Company.
(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 375,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
              , 1996.
                            ------------------------

PAINEWEBBER INCORPORATED

                            NEEDHAM & COMPANY, INC.

                                                        SUTRO & CO. INCORPORATED
                            ------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1996.

                    ALANEX INTEGRATED DRUG DISCOVERY PROCESS

[Diagram illustrating the components of Alanex's drug discovery process. The diagram reflects six equally sized rectangles arranged in two columns. three per column, with arrows connecting related subjects. Each rectangle contains text description of the component and photographs of scientists, computers and chemist apparatus that pertain to each component. At the bottom of the diagram is a smaller rectangle that contains an illustration of a drug candidate's chemical structure.]

      COMBINATORIAL                                                                                  HIGH
        CHEMISTRY                                                                                 THROUGHPUT
                                                                                                  SCREENING
       EXPLORATORY                                     MOLECULAR
         LIBRARY                                        TARGETS
  Over 150,000 diverse                               Screening of
  individual drug-like                          compounds or medically
        compounds                                  important targets

         LIBRARY                                           COMBINATORIAL
          DESIGN                                             CHEMISTRY                 TARGETED LIBRARIES
                                VIRTUAL LIBRARY                                   Initial optimization of high
                               Over 140,000,000                                   throughput screening "hits"
                              chemical structures                                     into lead compounds
                                 accessible by
                             proprietary software

                                                                                PHARMACOLOGY
        MEDICINAL
        CHEMISTRY                                          DETAILED
                                                       CHARACTERIZATION
    ANALOG LIBRARIES                                  of lead compounds:
   Conversion of lead                                potency, selectivity,
   compounds into drug                                stability, toxicity
       candidates

                                 DRUG CANDIDATE

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) the Underwriters' over-allotment option will not be exercised and (ii) the reincorporation of the Company in the State of Delaware. Investors should carefully consider the information set forth under the heading "Risk Factors." This Prospectus contains forward-looking statements that involve certain risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Alanex Corporation ("Alanex" or the "Company") is a drug discovery company that is applying its highly integrated and comprehensive approach to rapidly and cost-effectively discover and optimize novel, small molecule drug candidates. The Company's proprietary core drug discovery technology, Pharmacophore Directed Parallel Synthesis ("PDPS"), accelerates the steps necessary to discover small molecule drug candidates, from the initial identification of compounds that exhibit activity against selected biological targets to the progression of these compounds to drug candidates for human clinical trials. PDPS combines combinatorial chemistry with computational and medicinal chemistries which, when used in conjunction with high throughput screening and pharmacology, form an integrated drug discovery platform that can be broadly applied to a wide array of biological targets. An important element of the Company's strategy is to enter into collaborations with pharmaceutical companies. Alanex has collaboration agreements with Astra Pharma, Inc. ("Astra Pharma"), Novo Nordisk A/S ("Novo Nordisk") and Roche Bioscience, a division of Syntex (U.S.A.) Inc., a wholly owned subsidiary of Roche Holding Ltd. ("Roche Bioscience"). To date, Alanex has used PDPS to identify one preclinical drug development candidate for the treatment of pain and a number of lead compounds in four other programs that address diseases or conditions for which existing therapies are inadequate or unavailable, including diabetes, obesity, depression and anxiety.

     A major challenge for the pharmaceutical industry is the rapid and cost-effective identification of lead compounds and their subsequent development into drugs. Combinatorial chemistry -- which creates large libraries of molecules by generating combinations of chemical building blocks -- represents a significant advance in drug discovery technology, permitting the identification of lead compounds on a more rapid and cost-effective basis. The Company believes that a key factor in the successful application of combinatorial chemistry, however, is the diversity, not simply the number, of compounds comprising a combinatorial library. Alanex uses its proprietary library design software, LiBrain, to maximize the diversity of its exploratory library by selecting for synthesis compounds from Alanex's virtual library of over 140 million chemical structures. The Company's exploratory library is increasing at an average rate of 10,000 individual compounds per month and currently consists of over 150,000 synthesized compounds.

     Alanex believes that its ability to create a highly diverse library of individual molecules increases the likelihood of discovering lead compounds. The Company's drug discovery approach broadens the scope of combinatorial chemistry to include the transition from lead compound to drug candidate by making medicinal chemistry an integral part of the PDPS technology and by focusing on the synthesis of compounds with drug-like structures. Optimization of lead compounds into drug candidates can be accelerated by Alanex's ability to quickly design and synthesize thousands of derivatives of a lead compound and purify them using the Company's proprietary parallel chromatography technology.

     The Company's opiate agonist program, its most advanced drug discovery program, has produced compounds that, in preclinical models, act as potent, orally active analgesics with a novel mechanism of action for the treatment of pain. This program is being conducted on behalf of Astra Pharma and is in preclinical development. From initiation of this program to production of preclinical compounds required only 14 months. Alanex's diabetes programs, which are being pursued in conjunction with Novo Nordisk, focus on two distinct molecular targets and have produced active lead compounds for each target. Alanex's neuropeptide Y (NPY) antagonist program has produced active lead compounds for the potential treatment of obesity and cardiovascular disease. In addition, the Company's corticotrophin releasing factor (CRF) antagonist program has produced active lead compounds that are being evaluated for the treatment of depression and anxiety. Alanex recently initiated a project to discover drugs that inhibit the action of gonadotropin releasing hormone (GnRH) for the treatment of endometriosis and sex hormone-dependent tumors. Most recently, in collaboration with Roche Bioscience, Alanex initiated a project to discover an antagonist for an undisclosed target for the treatment for pain. Alanex intends to continue to develop in-house programs for the discovery of new drugs. The Company will also continue to seek corporate collaborations with major pharmaceutical companies in order to capitalize on the emerging trend in the pharmaceutical industry to outsource those components of drug discovery that can be more efficiently provided by firms with unique or focused technologies.

     The Company commenced operations as Alanex, L.P., a California limited partnership (the "Partnership"), in May 1991. In November 1993, the Partnership was converted into a California corporation. The Company intends to reincorporate in Delaware prior to the completion of this offering. The Company's principal executive offices are located at 3550 General Atomics Court, San Diego, California 92121, and its telephone number is (619) 455-3200.

                                  THE OFFERING

Common Stock Offered by the Company...................  2,500,000 shares of Common Stock,
                                                        $.00l par value ("Common Stock")
Common Stock to be Outstanding after the Offering.....  6,247,635(1) shares
Use of Proceeds.......................................  Research and development, facilities expansion and working capital and
                                                        general corporate purposes. See "Use
                                                        of Proceeds."
Proposed Nasdaq National Market Symbol................  ALNX

---------------

(1) Excludes 954,724 shares of Common Stock issuable upon exercise of options outstanding as of September 1, 1996 with a weighted average exercise price of $0.21 per share and 450,000 shares of Common Stock issuable upon exercise of an outstanding warrant at an exercise price of $1.51 per share. Also excludes up to 125,000 shares of Common Stock subject to an offering under the Company's Employee Stock Purchase Plan that will commence upon the date hereof. See Note 7 and Note 12 of Notes to Consolidated Financial Statements, "Management--Stock Option and Equity Incentive Plans," "Management--Stock Options Granted Outside of the 1993 Plan and the 1996 Plan," "Management -- Employee Stock Purchase Plan," "Description of Capital Stock--Warrants" and "Certain Transactions."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     SIX MONTHS
                                                      YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                                      ------------------------     ---------------
                                                      1993(1)   1994     1995       1995     1996
                                                      ------   ------   ------     ------   ------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Contract research revenue...........................  $   23   $   50   $  944     $  382   $  946
Contract research revenue from related party........      --    1,440    2,565      1,215    1,275
Project initiation fees.............................      --      250      250         --    2,000
Other revenue.......................................       6       16        7         --        3
                                                      ------   ------   ------     ------   ------
          Total revenue.............................      29    1,756    3,766      1,597    4,224
                                                      ------   ------   ------     ------   ------
Operating expenses:
  Research and development..........................     816    2,181    3,685      1,522    2,274
  General and administrative........................     162      585      804        387      562
                                                      ------   ------   ------     ------   ------
          Total operating expenses..................     978    2,766    4,489      1,909    2,836
                                                      ------   ------   ------     ------   ------
Income (loss) from operations.......................    (949)  (1,010)    (723)      (312)   1,388
Interest income.....................................      --       97      180         84       79
Interest expense....................................     (31)     (25)    (168)       (37)    (105)
Loss on sale of property and equipment..............      --       --      (49)        --       --
                                                      ------   ------   ------     ------   ------
Income (loss) before income taxes...................    (980)    (938)    (760)      (265)   1,362
Income taxes........................................      (1)      (1)      (2)        (2)      (2)
                                                      ------   ------   ------     ------   ------
Net income (loss)...................................  $ (981)  $ (939)  $ (762)    $ (267)  $1,360
                                                      ======   ======   ======     ======   ======
Net income (loss) per share(2)......................  $(0.24)  $(0.22)  $(0.17)    $(0.06)  $ 0.30
                                                      ======   ======   ======     ======   ======
Number of shares used in computing net income (loss)
  per share(2)......................................   4,012    4,364    4,504      4,464    4,545

                                                                             JUNE 30, 1996
                                                                       -------------------------
                                                                       ACTUAL     AS ADJUSTED(3)
                                                                       ------     --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and debt securities available for sale..........................  $4,343        $ 29,343
Total assets.........................................................   7,745          32,745
Long-term debt, less current maturities..............................   3,716           3,716
Accumulated deficit..................................................    (444)           (444)
Total stockholders' equity...........................................   1,312          26,312

---------------

(1) Includes operations of the Partnership. See "Certain Transactions."

(2) For an explanation of the determination of the number of shares used in computing net loss per share, see Note 1 of Notes to Consolidated Financial Statements.

(3) As adjusted to give effect to the sale of 2,500,000 shares of Common Stock in this offering assuming an initial public offering price of $11.00 per share (the midpoint of the range set forth on the cover page of this Prospectus) and receipt of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
                            ------------------------

     Alanet(TM), Alanex(TM), LiBrain(TM), PDPS(TM) and Pharmacophore-Directed Parallel Synthesis(TM) are trademarks of the Company. The Alanex logo is a servicemark of the Company. This Prospectus also contains trademarks of other companies.

                                  RISK FACTORS

     An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following Risk Factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock being offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in the following Risk Factors and elsewhere in this Prospectus.

EARLY STAGE OF PRODUCT DEVELOPMENT; LACK OF COMMERCIAL PRODUCTS; NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT

     The Company was founded in 1991 to discover novel small molecule therapeutics for the treatment of diseases for which existing therapies are inadequate or unavailable. To achieve profitable operations, the Company, independently or in collaboration with others, must successfully identify, develop and market proprietary products. The Company does not have any products available for sale nor does it expect that any drug development candidates identified by the Company will become commercially available as approved pharmaceutical products for at least the next several years, if at all. The Company's potential products are at very early stages of research and development, with only one preclinical drug development candidate identified to date. Under the terms of a collaboration agreement between the Company and Astra Pharma, Astra Pharma owns all rights to compounds being developed for the treatment of pain on behalf of Astra Pharma and the Company will not receive any royalties on the sale of any products developed under the agreement.

     The Company's potential products will require significant additional preclinical and clinical development, regulatory approval and additional investment prior to commercialization, either by the Company independently or by others through collaborative arrangements. Potential products that appear to be promising at early stages of development may be ineffective or be shown to cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture, be uneconomical to produce, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of others. There can be no assurance that any potential products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or achieve commercial acceptance.

NEW AND UNCERTAIN TECHNOLOGY AND BUSINESS

     The Company's integrated approach to drug discovery and its PDPS technology are largely new approaches to drug discovery. There can be no assurance that the Company will be able to employ its methods of drug discovery successfully or that its technologies and methodologies will lead to the discovery or development of commercial pharmaceutical products. Although the Company has developed a number of potential lead compounds, to date, the Company has developed only one preclinical drug development candidate. There can be no assurance that any of the Company's product development efforts will be successfully completed or that any product developed using the Company's technology will achieve market acceptance. See "Business."

DEPENDENCE ON COLLABORATORS

     The Company's strategy involves the formation of collaboration agreements, principally with pharmaceutical and biotechnology companies. The Company currently has three such collaboration agreements. Historically, pharmaceutical and biotechnology companies have conducted lead compound identification and optimization within their own research departments due to the highly proprietary nature of the activities, the central importance of these activities to their drug discovery and development efforts and the desire to obtain maximum patent and other proprietary protection on the results of their internal programs. Pharmaceutical and biotechnology companies must be persuaded that the Company's drug discovery technology and expertise justify entering into collaboration agreements with the Company. There can be no assurance that the Company will be able to negotiate additional collaboration agreements in the future on acceptable terms, if at all, or that such current or future collaboration agreements will be successful. To the extent that the Company chooses not to or is unable to establish such agreements, it will require substantially greater capital to undertake the research, development and marketing of products at its own expense. In addition, in the absence of such collaboration agreements, the Company may be required to delay or curtail its research and development activities to a significant extent.

     The amount and timing of resources that current and future collaborators, if any, devote to collaborations with the Company are not within the control of the Company. There can be no assurance that such collaborators will perform their obligations as expected or that the Company will derive any additional revenue from such agreements. Moreover, the Company's collaborations may be terminated by its collaborators upon three to six months' notice, which terminations could result in the Company's relinquishing rights to products developed jointly with its collaborators. In June 1996, the collaboration agreement between the Company and Amgen Inc. ("Amgen") was terminated by Amgen. In connection with the termination, the Company redeemed 2,978,182 shares of Series A Preferred Stock held by Amgen by issuance to Amgen of an unsecured, non-interest bearing promissory note in the principal amount of $4,500,000, due June 28, 2001, and issued to Amgen a warrant to purchase 450,000 shares of Common Stock of the Company at an exercise price of $1.51 per share. In addition, pursuant to the termination agreement, Alanex is obligated to provide to Amgen, on a non-exclusive basis, certain compounds that were included in the Alanex technology licensed to Amgen under the collaboration agreement. In exchange for such compounds, Amgen agreed to pay Alanex $400,000. Any future termination of the Company's existing or future collaboration agreements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Collaboration Agreements and Licenses" and "Certain Transactions."

     The Company's agreements with its collaborators do not obligate the collaborators to develop or commercialize lead compounds discovered by the Company. Continued collaborator participation will depend not only on the achievement of research objectives by the Company and its collaborators, which cannot be assured, but also on each collaborator's own financial, competitive, marketing and strategic considerations, all of which are outside the Company's control. Such strategic considerations may include the relative advantages of alternative products being marketed or developed by others, including relevant patent and proprietary positions. There can be no assurance that the interests and motivations of the Company's collaborators are, or will remain, aligned with those of the Company, that current or future collaborators will not pursue alternative technology in preference to that of the Company or that such collaborators will successfully perform their development, regulatory compliance, manufacturing or marketing functions. Should a collaborator fail to develop or commercialize a compound or product to which it has rights from the Company, the Company may not receive any future milestone payments or royalties associated with such compound or product, and the Company may have only limited or no rights to commercialize such compounds or products. In addition, there can be no assurance any product will be developed and marketed as a result of such collaborations or that any such development or commercialization would be successful. See "Business -- Collaboration Agreements and Licenses" and "Business -- Government Regulation."

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE OPERATING RESULTS

     The Company was initially formed as a partnership in May 1991 and was incorporated in November 1993. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. As of June 30, 1996, the Company had an accumulated deficit of $444,000. The Company incurred net losses for the years ended December 31, 1993, 1994 and 1995 of $981,000, $939,000 and $762,000, respectively. The Company anticipates that its operating expenses will increase substantially in the foreseeable future as it expands its operations. The increased expenses associated with such expansion may not be offset by significant revenue. Further, the Company's revenue from collaboration agreements is affected by the timing of efforts expended by the Company and the timing of lead compound identification. The Company's collaborative agreements provide for milestone payments and/or royalties only upon significant preclinical and clinical development, requisite regulatory approvals and successful marketing of commercialized pharmaceutical products. The Company expects that its ability to achieve profitability will be dependent upon the success of its current collaborations as well as its ability to enter into additional collaboration agreements. The Company has not yet received any significant revenue from the achievement of milestones, royalties or license fees from the discovery, development or sale of a commercial drug and, with regard to royalties and license fees, no such revenue is expected for a number of years, if at all.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; RISK OF FURTHER DILUTION TO STOCKHOLDERS

     To continue to maintain the competitiveness of its technologies and to conduct costly and time-consuming research and development, the Company will be required to raise substantial funds in addition to the proceeds from this offering. The Company anticipates that the net proceeds from this offering, together with the Company's existing capital resources, will be adequate to fund the Company's operations through 1998. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those described in these Risk Factors and elsewhere in this Prospectus.

     There can be no assurance that the Company's collaboration agreements will produce revenue adequate to fund the Company's operating expenses. Moreover, the Company's future capital requirements will depend on many factors, including, among others, (i) continued scientific progress in its research and development programs, (ii) the ability of the Company to establish and maintain collaboration agreements, (iii) the costs involved in developing new combinatorial chemistry and other capabilities, (iv) the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, (v) competing technological and market developments, (vi) progress of preclinical and clinical trials and (vii) in the long term, effective commercialization activities and arrangements.

     As of June 30, 1996, the Company had aggregate outstanding indebtedness of approximately $6,507,000, consisting of an unsecured, non-interest bearing promissory note in the principal amount of $4,500,000 (not discounted for imputed interest) due June 28, 2001, $715,000 outstanding on its existing line of credit and a term loan in the principal amount of $1,240,000 and $52,000 of other indebtedness. The Company anticipates that it will need to raise additional capital in order to conduct its operations and repay such indebtedness. Such additional capital may be raised through additional public or private financings, as well as collaboration agreements, borrowings and other resources. To the extent that additional capital is raised through the sale of equity or equity-related securities, the issuance of such securities could result in dilution to the Company's stockholders. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or product candidates that the Company would not otherwise relinquish. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF MULTIPLE COLLABORATIONS

     The Company has three collaboration agreements and the Company's strategy is to enter into additional collaboration agreements. Accordingly, because the Company's agreements with its collaborators may result in the development of similar compounds for multiple parties, there can be no assurance that conflicts will not arise among collaborators as to rights to particular compounds in the Company's libraries. Failure to successfully manage existing and future collaborations, if any, or the occurrence of conflicts could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Collaboration Agreements and Licenses."

GOVERNMENT REGULATION; NO ASSURANCE OF PRODUCT APPROVAL

     The U.S. Food and Drug Administration (the "FDA") and comparable agencies in foreign countries impose substantial requirements on biotechnology and pharmaceutical companies prior to the introduction of therapeutic products. These requirements include lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval requirements by the FDA and comparable foreign agencies. Although the time required for completing such testing and obtaining such approvals is uncertain, satisfaction of these requirements typically takes a number of years and varies substantially based on the type, complexity and novelty of the pharmaceutical product. The Company cannot accurately predict when product applications or submissions for FDA or other regulatory review may be submitted. The lengthy process of obtaining regulatory approvals and ensuring compliance with appropriate federal statutes and regulations requires the expenditure of substantial resources. Any delays or failure by the Company or its collaborators or licensees to obtain regulatory approval and ensure compliance with appropriate standards could adversely affect the commercialization of such products, the Company's ability to earn product or royalty revenue and its results of operations, liquidity and capital resources.

     Any future FDA or other governmental approval of products, developed by the Company independently or by collaborators, may entail limitations on the indicated uses for which such products may be marketed. Approved products may be subject to additional testing and surveillance programs as required by regulatory agencies. In addition, product approvals may be withdrawn or limited for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing. Any party that manufactures therapeutic products, including collaborators or contract manufacturers, would be required to adhere to applicable standards for manufacturing practices and to engage in extensive record keeping and reporting. Any manufacturing facilities, whether of the Company, its collaborators or contract manufacturers, would be subject to periodic inspection by state and federal agencies, including the FDA and comparable agencies in foreign countries. See "Business -- Government Regulation."

     The effect of governmental regulation may be to delay the marketing of new products for a considerable period of time, to impose costly requirements on the activities of the Company or its collaborators or to provide a competitive advantage to other companies that compete with the Company or its collaborators. There can be no assurance that FDA or other regulatory approval for any products developed by the Company or its collaborators will be granted on a timely basis, if at all or, if granted, that compliance with regulatory standards will be maintained. Adverse clinical results by the Company, its collaborators or by others could have a negative impact on the regulatory process and timing. A delay in obtaining, or failure to obtain, regulatory approvals could preclude or adversely affect the marketing of products and the Company's liquidity and capital resources. The extent of potentially adverse governmental regulation that might arise from future legislation or administrative action cannot be predicted.

     The Company is also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with its research work. The extent and character of governmental regulation that might result from future legislation or administrative action cannot be accurately predicted. See "-- Potential Liability Regarding Hazardous Materials."

INTENSE COMPETITION; RISK OF OBSOLESCENCE OF TECHNOLOGY

     Competition in the pharmaceutical and biotechnology industry is intense. Many organizations are actively attempting to identify and optimize compounds for potential pharmaceutical development. The Company competes directly with the research departments of pharmaceutical companies, biotechnology companies, chemical companies and with other combinatorial chemistry companies and research and academic institutions. Many of these competitors have greater financial and other resources, and more experience in research and development, than the Company.

     Historically, pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent potential collaborators, are developing their own combinatorial chemistry and other methodologies to improve productivity. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company is working, either on their own or through collaborative efforts. In addition, the Company competes with several alternative technologies in the design and synthesis of new chemical libraries for drug discovery programs. Such competition is based on the speed and efficiency of lead compound identification and the efficiency of lead compound optimization. A competitor's ability to identify or optimize lead compounds more quickly or more efficiently than the Company could adversely affect the Company. The Company's processes may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of the

Company's competitors. There can be no assurance that the existing approaches of the Company's competitors or new approaches or technology developed by the Company's competitors will not be more effective than those of the Company. See "Business -- Competition."

UNCERTAINTIES ASSOCIATED WITH PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in large part on its ability, and the ability of its licensees and licensors, to obtain patents for its technologies and compounds, if any, resulting from the application of such technologies, to defend patents once obtained and to maintain trade secrets, both in the United States and in foreign countries. To date, the Company has filed six U.S. patent applications. The success of the Company will also depend upon avoiding the infringement of patents issued to competitors. There can be no assurance that the Company or its collaborators will be able to obtain patent protection for lead compounds or pharmaceutical products based upon the Company's technology. Moreover, there can be no assurance that any patents issued to the Company or its collaborators, or for which the Company has a license, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office (the "PTO") to determine the priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company.

     Because of the length of time and expense associated with bringing new products through development and the length of time required for the governmental approval process, the pharmaceutical industry has traditionally placed considerable importance on obtaining and maintaining patent and trade secret protection for significant new technologies, products and processes. The Company and other biotechnology and pharmaceutical firms have applied, and are applying, for patents for their products and certain aspects of their technologies. The enforceability of patents issued to biotechnology and pharmaceutical firms can be highly uncertain. Federal court decisions establishing legal standards for determining the validity and scope of patents in the field are in transition. For example, in a currently pending case, the U.S. Supreme Court will consider whether to alter or replace the traditional standard for determining patent infringement under the doctrine of equivalents. There can be no assurance that the historical legal standards surrounding questions of validity and scope will continue to be applied or that current defenses as to issued patents in the field will offer protection in the future. In addition, there can be no assurance that patents will issue or, if issued, as to the degree and range of protection any such patents will afford or the extent to which the Company will be successful in not infringing patents granted to others.

     A number of pharmaceutical and biotechnology companies, and research and academic institutions, have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. Such conflicts could also limit the scope of the patents, if any, that the Company may be able to obtain or result in the denial of the Company's patent applications.

     Many of the Company's competitors have, or are affiliated with companies having, substantially greater resources than the Company, and such competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the Company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the Company's ability to compete in the marketplace pending resolution of the disputed matters. Moreover, an adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology. The Company is aware of a U.S. patent issued to a third party that broadly claims proprietary rights in the automation of iterative parallel synthesis technology. Although the Company believes that its current activities do not infringe this patent, there can be no assurance that the Company's belief would be affirmed in any litigation over the patent or that the Company's future technological developments would be outside the scope of this patent. In the event that third parties have or obtain rights to intellectual property or technology used or needed by the Company, there can be no assurance that any licenses would be available to the Company or would be available on terms reasonably acceptable to the Company.

     The Company also relies on certain proprietary technologies, trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and technology, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that (i) these agreements will not be breached, (ii) the Company would have adequate remedies for any breach or (iii) the Company's proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors. See "Business -- Patents and Proprietary Information."

DEPENDENCE ON KEY EMPLOYEES

     The Company is highly dependent on the principal members of its scientific and management staff. The Company does not maintain key person life insurance on the life of any employee. The Company's future success also will depend in part on the continued service of its key scientific personnel in its computational and medicinal chemistry and pharmacology departments as well as software, engineering and management personnel and its ability to identify, hire and retain additional qualified personnel. The Company has entered into an employment agreement with its Director of Finance. The Company has not entered into employment agreements with any other key employees.

     There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain such personnel necessary for the development of the Company's business. Because of the intense competition, there can be no assurance that the Company will be successful in adding technical personnel as needed to meet the staffing requirements of additional collaborative relationships. Failure to attract and retain key personnel could have a material adverse effect on the Company. See "Business -- Employees" and "Management."

POTENTIAL LIABILITY REGARDING HAZARDOUS MATERIALS

     The research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the financial resources of the Company. In addition, there can be no assurance that in the future the Company will not be required to incur significant costs to comply with environmental laws and regulations relating to hazardous materials. See "Business -- Government Regulation."

RISK OF PRODUCT LIABILITY; POTENTIAL UNAVAILABILITY OF INSURANCE

     The Company's business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company does not currently have product liability insurance, and there can be no assurance that the Company will be able to obtain or maintain such insurance on acceptable terms or, if obtained, that such insurance will provide adequate coverage against potential liabilities.

CONCENTRATION OF OWNERSHIP

     Upon completion of this offering, the current directors, executive officers and affiliated entities will beneficially own approximately 57.8% of the outstanding Common Stock (54.5% of the outstanding Common Stock if the over-allotment option is exercised in full). In particular, upon completion of this offering, Debar ERA, Inc. ("Debar") and The Jon and Caroline Jessen Family 1990 Trust (the "Jessen Family Trust") will in the aggregate beneficially own 38.7% of the outstanding Common Stock (36.5% of the outstanding Common Stock if the over-allotment option is exercised in full). Juli Jessen, the daughter of Jon Jessen, a director of the Company, is the trustee of the Jessen Family Trust. All of the outstanding shares of Debar are held by the adult children of Jon Jessen and are subject to a voting trust, the trustee of which is Mark Jessen, a son of Jon Jessen. Mark Jessen, who is also the President and Chief Executive Officer of Debar, has sole disposition and voting power over the shares held in the voting trust. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, discouraging or preventing tender offers for the Common Stock or changes in control of the Company unless the terms are approved by such stockholders. See "Principal Stockholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of this offering, the Company will have outstanding 6,247,635 shares of Common Stock, based upon the number of shares outstanding as of September 1, 1996. Of these shares, all of the 2,500,000 shares sold in this offering will be freely tradable (unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act")), without restriction or registration under the Securities Act. The remaining 3,747,635 shares of Common Stock held by existing stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"), and are eligible for public sale only if they are registered under the Securities Act or sold in accordance with Rules 144, 144(k) or 701 promulgated under the Securities Act ("Rule 701"). As a result of contractual restrictions and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:
(i) no Restricted Shares will be eligible for immediate sale in the public market on the date of this Prospectus; (ii) 2,973,715 Restricted Shares (plus 522,182 shares of Common Stock issuable to employees pursuant to stock options that are then vested) will be eligible for sale upon expiration of lock-up agreements 180 days after the date of this Prospectus; and (iii) an additional 773,920 Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods under Rule 144. Future sales of shares by existing stockholders pursuant to Rule 144, 144(k) or 701 could have an adverse effect on the market price of the Common Stock or otherwise impair the Company's ability to raise additional capital. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

ANTITAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could discourage potential acquisition proposals and delay or prevent a change in control of the Company. For example, the Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 10,000,000 shares of Preferred Stock and to determine the designations, price, rights, powers, preferences, privileges, and limitations, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Certificate of Incorporation and Bylaws, among other things, provide for a classified Board of Directors, require that stockholder actions occur at duly called meetings of the stockholders, limit the persons who may call special meetings of stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations. Certain provisions contained in the Company's charter documents and certain applicable provisions of Delaware law could discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition or tender offer in which the Company's stockholders could receive a premium for their shares, or a proxy contest for control of the Company or other change in the Company's management. See "Management" and "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering.

The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters based on several factors and may not be indicative of the book value of the Company's assets, market price of the Common Stock after this offering or any other indicator of financial value. See "Underwriting."

     In addition, the market prices for securities of biotechnology companies have been highly volatile and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of failure to attain milestones with respect to the Company's programs, the Company's ability or inability to enter into additional collaborations, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to research or compounds under development by the Company or its collaborative partners, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, developments in the field of combinatorial chemistry, general market conditions and other factors may have a significant impact on the market price of the Common Stock. Failures by other drug discovery companies, including combinatorial chemistry companies, could have an adverse effect on the market price of the Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation has often been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

IMMEDIATE AND SUBSTANTIAL DILUTION; NO DIVIDENDS

     The initial public offering price of the Common Stock is substantially higher than the net tangible book value per share of the Common Stock. At an assumed initial public offering price of $11.00 per share, (the midpoint of the range set forth on the cover page of this Prospectus) investors participating in this offering will incur an immediate, substantial dilution in net tangible book value of $6.79 per share and may incur additional dilution upon exercise of outstanding stock options and warrants.

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any and all earnings for use in its business and does not anticipate paying any dividends within the foreseeable future. See "Dilution" and "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $25,000,000 ($28,836,000 if the Underwriters' over-allotment option is exercised in full), based on an assumed public offering price of $11.00 per share (the midpoint of the range set forth on the cover page of this Prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses.

     The Company currently intends to use the proceeds of this offering as follows: approximately 65% for research and development, approximately 10% for facilities expansion and approximately 25% for general corporate purposes and working capital. The Company believes the net proceeds of this offering, along with its existing resources, will be adequate to fund the Company's operations through 1998. The preceding forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, as set forth in Risk Factors and elsewhere in this Prospectus. The amounts and timing of expenditures will depend, among other things, on the rate of progress in expanding the Company's core technologies, the Company's success in entering into collaboration agreements, the timing of payments under the Company's current and future collaboration agreements, the progress of ongoing research and development, the results of preclinical testing and clinical trials, the rate at which operating losses are incurred, the FDA regulatory process and other factors, many of which are beyond the Company's control. The Company's management and Board of Directors have broad discretion in determining how the proceeds of this offering will be allocated.

     In addition, the Company may use a portion of the net proceeds of this offering to acquire or invest in complementary businesses or technologies, through mergers, acquisitions, joint ventures or otherwise. However, the Company currently has no specific agreements or commitments with respect to such transactions.

     Pending the uses described above, the Company intends to invest the net proceeds of this offering in short-term, investment grade securities.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company (i) at June 30, 1996, and (ii) as adjusted to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $11.00 per share (the midpoint of the range set forth on the cover page of this Prospectus) and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                              JUNE 30, 1996
                                                                          ----------------------
                                                                          ACTUAL     AS ADJUSTED
                                                                          ------     -----------
                                                                              (IN THOUSANDS)
Long-term debt, less current maturities(1)..............................  $3,716       $ 3,716
Stockholders' equity:
  Preferred stock, $.001 par value: 10,000,000 shares authorized; no
     shares issued and outstanding, actual and as adjusted..............      --            --
  Common Stock, $.001 par value: 40,000,000 shares authorized; 3,736,892 shares issued and outstanding actual and 6,236,892 shares issued
     and outstanding as adjusted(2).....................................       4             6
  Additional paid-in capital............................................   1,924        26,922
  Note receivable from officer for Common Stock purchased...............     (12)          (12)
  Deferred compensation.................................................    (160)         (160)
  Accumulated deficit...................................................    (444)         (444)
                                                                          ------        ------
     Total stockholders' equity.........................................   1,312        26,312
                                                                          ------        ------
          Total capitalization..........................................  $5,028       $30,028
                                                                          ======        ======

---------------

(1) See Note 5 of Notes to Consolidated Financial Statements.

(2) Excludes (i) 892,700 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1996 with a weighted average exercise price of $0.10 per share and 450,000 shares of Common Stock issuable upon exercise of an outstanding warrant with an exercise price of $1.51 per share and (ii) 10,743 shares of Common Stock issued upon exercise of options subsequent to June 30, 1996 and 72,767 shares of Common Stock (net of cancellations) issuable upon exercise of options granted subsequent to June 30, 1996. Also excludes 125,000 shares of Common Stock subject to an offering under the Company's Employee Stock Purchase Plan that will commence upon the date hereof. See Note 7 and Note 12 to Notes to Consolidated Financial Statements, "Management--Stock Option and Equity Incentive Plans," "Management--Stock Options Granted Outside of the 1993 Plan and the 1996 Plan," "Management--Employee Stock Purchase Plan" and "Description of Capital Stock--Warrants."

                                    DILUTION

     The net tangible book value of the Company as of June 30, 1996 was approximately $1,282,000, or $0.34 per share. Net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock. After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this Prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses, the net tangible book value of the Company at June 30, 1996 would have been approximately $26,282,000 million, or $4.21 per share. This represents an immediate increase in net tangible book value of $3.87 per share to existing stockholders and an immediate dilution of $6.79 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

        Assumed initial public offering price.......................            $11.00
          Net tangible book value at June 30, 1996..................  $0.34
          Increase in net tangible book value attributable to new
             investors..............................................   3.87
        Net tangible book value after this offering.................              4.21
                                                                                 -----
        Dilution to new investors...................................            $ 6.79
                                                                                 =====

     The following table summarizes, as of June 30, 1996, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid (before deducting underwriting discounts and commissions and estimated offering expenses):

                                       SHARES PURCHASED      TOTAL CONSIDERATION       AVERAGE
                                      -------------------   ---------------------       PRICE
                                       NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                      ---------   -------   -----------   -------     ---------
        Existing stockholders(1)....  3,736,892       60%   $   198,689        1%      $  0.05
        New investors...............  2,500,000       40%    27,500,000       99%      $ 11.00
                                      ---------    -----       --------    -----
        Total.......................  6,236,892      100%   $27,698,689      100%
                                      =========    =====       ========    =====

---------------

(1) The foregoing tables and calculations exclude (i) 892,700 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1996 with a weighted average exercise price of $0.10 per share and 450,000 shares of Common Stock issuable upon exercise of a warrant outstanding as of June 30, 1996 with an exercise price of $1.51 per share and (ii) 10,743 shares of Common Stock issued upon exercise of options subsequent to June 30, 1996 and 72,767 shares of Common Stock (net of cancellations) issuable upon exercise of options granted subsequent to June 30, 1996. Also excludes up to 125,000 shares of Common Stock subject to an offering under the Company's Employee Stock Purchase Plan that will commence upon the date hereof. See Note 7 and
    Note 12 of Notes to Consolidated Financial Statements. To the extent that options and warrants are exercised in the future, there will be further dilution to new investors. See "Management -- Stock Option and Equity Incentive Plans," "Management -- Stock Options Granted Outside of the 1993 Plan and the 1996 Plan," "Management -- Employee Stock Purchase Plan" and "Description of Capital Stock -- Warrants."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The selected consolidated financial data presented below under the captions "Consolidated Statement of Operations Data" and "Consolidated Balance Sheet Data" should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto. The Consolidated Statement of Operations Data for the years ended December 31, 1993, 1994 and 1995 and the Consolidated Balance Sheet Data as of December 31, 1993, 1994 and 1995 are derived from the consolidated financial statements of the Company and its subsidiary, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, and the independent auditors' report thereon, are included elsewhere in this Prospectus. The Consolidated Statement of Operations Data for the six months ended June 30, 1995 and 1996, and the Consolidated Balance Sheet Data as of June 30, 1996, are derived from the unaudited consolidated financial statements of the Company and its subsidiary included elsewhere in this Prospectus. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results for any future period or for the full year ending December 31, 1996. The Consolidated Statement of Operations Data for the periods ended December 31, 1991 and 1992, and the Consolidated Balance Sheet Data as of December 31, 1991 and 1992, are derived from unaudited financial statements not included in this Prospectus. The unaudited financial statements have been prepared on a basis consistent with the Company's audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that management believes necessary for a fair presentation of the Company's financial position and results of operations for these periods.

                                                    INCEPTION                                              SIX MONTHS
                                                    (MAY 1991)                                                ENDED
                                                     THROUGH            YEAR ENDED DECEMBER 31,             JUNE 30,
                                                   DECEMBER 31,   ------------------------------------   ---------------
                                                     1991(1)      1992(1)   1993(1)    1994      1995     1995     1996
                                                   ------------   -------   -------   -------   ------   ------   ------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Contract research revenue........................     $   --       $  50    $   23    $    50   $  944   $  382   $  946
Contract research revenue from related party.....         --          --        --      1,440    2,565    1,215    1,275
Project initiation fees..........................         --          --        --        250      250       --    2,000
Other revenue....................................         12          13         6         16        7       --        3
                                                       -----       -----    ------    -------   ------   ------   ------
          Total revenue..........................         12          63        29      1,756    3,766    1,597    4,224
                                                       -----       -----    ------    -------   ------   ------   ------
Operating expenses:
  Research and development.......................        115         599       816      2,181    3,685    1,522    2,274
  General and administrative.....................         18          80       162        585      804      387      562
                                                       -----       -----    ------    -------   ------   ------   ------
     Total operating expenses....................        133         679       978      2,766    4,489    1,909    2,836
                                                       -----       -----    ------    -------   ------   ------   ------
Income (loss) from operations....................       (121)       (616)     (949)    (1,010)    (723)    (312)   1,388
Interest income..................................         --          --        --         97      180       84       79
Interest expense.................................         --          --       (31)       (25)    (168)     (37)    (105)
Loss on sale of property and equipment...........         --          --        --         --      (49)      --       --
                                                       -----       -----    ------    -------   ------   ------   ------
Income (loss) before income taxes................       (121)       (616)     (980)      (938)    (760)    (265)   1,362
Income taxes.....................................         --          --        (1)        (1)      (2)      (2)      (2)
                                                       -----       -----    ------    -------   ------   ------   ------
Net income (loss)................................     $ (121)      $(616)   $ (981)   $  (939)  $ (762)  $ (267)  $1,360
                                                       =====       =====    ======    =======   ======   ======   ======
Net income (loss) per share(2)...................         --          --    $(0.24)   $ (0.22)  $(0.17)  $(0.06)  $ 0.30
                                                       =====       =====    ======    =======   ======   ======   ======
Number of shares used in computing net income
  (loss) per share(2)............................         --          --     4,012      4,364    4,504    4,464    4,545

                                                                             DECEMBER 31,
                                                             ---------------------------------------------   JUNE 30,
                                                             1991(1)   1992(1)   1993     1994      1995       1996
                                                             -------   -------   -----   -------   -------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and debt securities available for sale................    $ 8      $   6    $   2   $ 3,346   $ 2,167    $4,343
Total assets...............................................     97        225      331     4,808     5,758     7,745
Long-term debt, less current maturities....................     --        149       74        43     1,164     3,716
Accumulated deficit........................................     --         --     (100)   (1,039)   (1,801)     (444)
Total partners' capital/stockholders' equity...............     97         76       57     3,629     2,881     1,312

---------------

(1) Includes operations of the Partnership. The 1991 and 1992 partners' capital/stockholders' equity data reflect the partners' equity interest in the Partnership. See "Certain Transactions."
(2) See Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve certain risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     The Company has devoted substantially all of its resources to the development of its highly integrated and comprehensive drug discovery technology and to its efforts to discover and optimize small molecule drug candidates. The Company intends to continue to develop in-house programs for the discovery of new drugs and has established and will continue to seek corporate collaborations with major pharmaceutical companies and biotechnology companies. Since inception in May 1991, the Company raised $6.3 million through private sales of equity securities (including the sale to Amgen of 2,978,182 shares of Series A Preferred Stock of the Company in April 1994). See "Certain Transactions."

     To date, the Company's revenue under collaboration agreements has consisted of project initiation fees of $2.5 million and contract research revenue of $8.5 million. Contract research revenue is recognized at the time that research and development activities are performed under the terms of the research contracts. Contract research payments are generally received in advance of the performance of the related research activities under the contract at the beginning of each quarter. Such payments received in excess of amounts earned are recorded as deferred contract research revenue. Project initiation fees and milestone payments are nonrefundable and the contracts do not specify any future performance obligations on the part of the Company related to such fees or payments. Project initiation fees are recognized under the contract as revenue when earned, generally when received, upon signing of an agreement. Revenue from milestone payments will be recognized if and when the results or events stipulated in the agreement have been achieved. To date, the Company has not received any milestone payments under any of its collaboration agreements.

     The Company earned revenue in 1994 and 1995 under collaboration agreements with Amgen, Astra Pharma and Novo Nordisk. The Company expects that it will continue to earn revenue from the collaborations noted, with the exception of the Amgen collaboration, which was terminated in June 1996. In addition, the Company expects to earn revenue from a collaboration with Roche Bioscience. See "Business -- Collaboration Agreements." The Company will be required to conduct significant research and development activities over the next several years to fulfill its obligations under its collaboration agreements. The Company has incurred cumulative net losses of $444,000 through June 30, 1996.

     To date, the Company has not earned any revenue related to product sales and the Company expects that its revenue sources over the next few years will be limited to contract research payments under collaboration agreements. The timing and amounts of such revenue will vary based on the terms of such collaboration agreements. The Company anticipates that its operating expenses will increase substantially as it expands its research and development efforts and the increased expenses associated with such expansion may not be offset by significant revenue.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 AND 1995

     Total revenue for the six-month period ended June 30, 1996 increased by 164% to $4.2 million from $1.6 million in the six-month period ended June 30, 1995. Of the total revenue, contract research revenue in the six-month period ended June 30, 1996 increased by 39% to $2.2 million compared to $1.6 million in the corresponding period of 1995. For the six-month period ended June 30, 1996, contract research revenue from the Company's collaborative agreements totalled $1.3 million from Amgen, $386,000 from Astra and

$560,000 from Novo Nordisk. During the same period, project initiation fees were $2.0 million, due to the signing of the Roche Bioscience collaboration agreement.

     Research and development expenses for the first six months of 1996 increased by 49% to $2.3 million from $1.5 million in the same period of 1995. The increase reflects increased research and development expenses incurred both on behalf of collaborators and under programs funded by the Company.

     General and administrative expenses for the six-month period ended June 30, 1996 increased by 45% to $562,000 from $387,000 for the corresponding period of 1995. The increase is primarily due to increased legal expenses related to contract negotiations and accounting expenses, expenses of recruiting and hiring of administrative personnel and increased business development activities.

     The Company records and amortizes over the related vesting periods deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of its Common Stock at the time of grant. Options generally vest over four years. Deferred compensation amortized to expense through June 30, 1996 was $3,000. Amortization of deferred compensation over the next four fiscal years in connection with options granted to date, including compensation recognized to date, will aggregate $601,750 as such options vest.

     The Company's net income for the six-month period ended June 30, 1996 compared to a net loss for the comparable period of 1995, is due principally to the recognition of revenue from the non-refundable project initiation fee received in connection with the signing of the three-year collaboration agreement with Roche Bioscience in 1996.

YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993.

     Total revenue increased by approximately 114% to $3.8 million in 1995 from $1.8 million in 1994. This increase was due to a higher level of activity related to collaborative research. Total revenue in 1993 was $29,000. For 1995, contract research revenue from collaboration agreements totalled $2.6 million from Amgen, $750,000 from Astra, $186,000 from Novo Nordisk and $8,000 from miscellaneous research contracts, and a nonrefundable project initiation fee of $250,000 from Novo Nordisk. The 1994 revenues were primarily attributable to research support payments of $1.4 million from Amgen and a nonrefundable project initiation fee of $250,000 from Astra Pharma.

     Research and development expenses increased by 69% to $3.7 million in 1995 from $2.2 million in 1994. Research and developments costs totaled $816,000 in 1993. The increases were due to increased levels of research and development under collaboration agreements and programs funded by the Company and include costs associated with hiring of research and development personnel, increased costs associated with depreciation of equipment and facilities expenses and increased purchases of laboratory supplies and services.

     General and administrative expenses increased by 37% to $804,000 in 1995 from $585,000 in 1994 primarily due to increased recruiting and hiring of administrative personnel and expenses related to increases in travel for business development, and legal and accounting expenses. General and administrative expenses totaled $162,000 in 1993.

     The Company's net loss decreased by 19% to $762,000 in 1995 from $939,000 1994. The total net operating loss in 1993 was $981,000.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception through the private sales of equity securities, revenue from research collaborations and various term financing arrangements. In 1994, the Company raised $4.5 million from the private sale of Series A Preferred Stock in connection with a collaboration agreement with Amgen. The Series A Preferred Stock was redeemed in June 1996 as part of the termination of the collaboration agreement. In consideration of the stock redemption, the Company issued to Amgen an unsecured, non-interest bearing $4.5 million promissory note due on June 28, 2001. In connection with the termination of the collaboration agreement, Amgen's warrant to purchase 703,636 shares of Common Stock was canceled and the Company issued to Amgen a new warrant to purchase 450,000 shares of Common Stock at an exercise price of $1.51 per share with a term of seven years. See "Certain Transactions."

     In June 1994, the Company secured $1.2 million in working capital financing from Merrill Lynch Business Financial Services, Inc. The credit facility requires $240,000 of the principal balance of the loan to be converted to a term loan and paid annually. Interest is due monthly at an interest rate of 2.95% above the 30-day commercial paper rate (8.42% at September 12, 1996). The repayment of the term note and all amounts outstanding on the credit facility are secured by the assets of the Company and are also guaranteed by Amgen. At June 30, 1996, $715,000 was outstanding under the line of credit.

     In May 1995, the Company acquired and improved new facilities at a total cost of $1.9 million. Of this total, $1.4 million was financed by Genesee Properties, the owner of the property, at 11% payable over a seven-year term.

     As of June 30, 1996, the Company had $4.3 million in cash, debt securities available for sale and interest receivable. Through June 30, 1996, the Company had invested $4.3 million in research facility improvements, laboratory and computer equipment and furniture.

     Contract research payments under collaboration agreements are generally received in advance of the performance of the related research activities at the beginning of each quarter. Nonrefundable project initiation fees are generally received upon the signing of the collaboration agreement. Under the Company's collaboration agreements, milestone payments are to be received if and when the results or events stipulated in the agreement have been achieved.


     The Company's net cash provided by operating activities was $2.6 million for the six-month period ended June 30, 1996. The cash was provided primarily by the revenue earned in June 1996 with the signing of the Roche Bioscience collaboration agreement. Net cash provided by financing activities included $1.7 million of long-term financing in 1995 used for facilities expansion, $482,000 in 1994 and $80,000 in 1993. Net borrowings on the Company's line of credit were $219,000 in 1995 and $506,000 in 1994. The Company's net cash used in operating activities was $62,000 in 1995, $421,000 in 1994 and $834,000 in 1993. Cash used for capital expenditures was $134,000 for the six-month period ended June 30, 1996, $2.6 million in 1995, $1.3 million in 1994 and $3,000 in 1993. The Company expects to use a portion of the proceeds of this offering for additional capital expenditures. See "Use of Proceeds."


     The Company anticipates that the net proceeds from this offering, together with its existing capital resources, will be sufficient to fund the Company's operations and capital requirements through 1998. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risk and uncertainties and actual results could vary as a result of a number of factors, including those described herein and included in Risk Factors. There can be no assurance the Company will not be required to use its available capital resources sooner than anticipated. The Company's future capital requirements will depend on many factors, including among others, (i) continued scientific progress in its research and development programs, (ii) the ability of the Company to establish and maintain collaboration agreements, (iii) the costs involved in developing new combinatorial chemistry and other capabilities, (iv) the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, (v) competing technological and market developments, (vi) progress of preclinical and clinical trials and (vii) in the long term, effective commercialization activities and arrangements.

     The Company anticipates that it will need to raise additional capital over the next several years in order to conduct its operations. Such capital may be raised through additional public or private financings, as well as collaboration agreements, borrowings and other available resources. To the extent that additional capital is raised through the sale of equity or equity-related securities, the issuance of such securities could result in dilution to the Company's existing stockholders. There can be no assurance that additional funding will be available on favorable terms, if at all.

NEW ACCOUNTING PRONOUNCEMENT

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. Under the provisions of SFAS 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation under the fair value method. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma effects based on the SFAS 123 methodology. The Company anticipates adopting the pro forma method of disclosure under SFAS 123.

                                    BUSINESS

OVERVIEW

     Alanex is a drug discovery company that is applying its highly integrated and comprehensive approach to rapidly and cost-effectively discover and optimize novel, small molecule drug candidates. The Company's proprietary core drug discovery technology, Pharmacophore Directed Parallel Synthesis (PDPS), accelerates the steps necessary to discover small molecule drug candidates, from the initial identification of compounds that exhibit activity against selected biological targets to the progression of these compounds to drug candidates for human clinical trials. PDPS combines combinatorial chemistry with computational and medicinal chemistries which, when used in conjunction with high throughput screening and pharmacology, form an integrated drug discovery platform that can be broadly applied to a wide array of biological targets. An important element of the Company's strategy is to enter into collaborations with pharmaceutical companies. Alanex has collaboration agreements with Astra Pharma, Novo Nordisk and Roche Bioscience. To date, Alanex has used PDPS to identify one preclinical drug development candidate, which is for the treatment of pain, and a number of lead compounds in four other programs that address diseases or conditions for which existing therapies are inadequate or unavailable, including diabetes, obesity, depression and anxiety.

     A major challenge for the pharmaceutical industry is the rapid and cost-effective identification of lead compounds and their subsequent development into drugs. Combinatorial chemistry -- which creates large libraries of molecules by generating combinations of chemical building blocks -- represents a significant advance in drug discovery technology, permitting the identification of lead compounds on a more rapid and cost-effective basis. The Company believes that a key factor in the successful application of combinatorial chemistry, however, is the diversity, not simply the number, of compounds comprising a combinatorial library. Alanex uses its proprietary library design software, LiBrain, to maximize the diversity of its exploratory library by selecting for synthesis compounds from Alanex's virtual library of over 140 million chemical structures. The Company's exploratory library is increasing at an average rate of 10,000 individual compounds per month and currently consists of over 150,000 synthesized compounds.

     Alanex believes that its ability to create a highly diverse library of individual molecules increases the likelihood of discovering lead compounds. The Company's drug discovery approach broadens the scope of combinatorial chemistry to include the transition from lead compound to drug candidate by making medicinal chemistry an integral part of the PDPS technology and by focusing on the synthesis of compounds with drug-like structures. Optimization of lead compounds into drug candidates can be accelerated by Alanex's ability to quickly design and synthesize thousands of derivatives of a lead compound and purify them using the Company's proprietary parallel chromatography technology.

     The Company's opiate agonist program, its most advanced drug discovery program, has produced compounds that, in preclinical models, act as potent, orally active analgesics with a novel mechanism of action for the treatment of pain. This program is being conducted on behalf of Astra Pharma and is in preclinical development. From initiation of this program to production of preclinical compounds required only 14 months. Alanex's diabetes programs, which are being pursued in conjunction with Novo Nordisk, focus on two distinct molecular targets and have produced active lead compounds for each target. Alanex's neuropeptide Y (NPY) antagonist program has produced active lead compounds for the potential treatment of obesity and cardiovascular disease. In addition, the Company's corticotrophin releasing factor (CRF) antagonist program has produced active lead compounds that are being evaluated for the treatment of depression and anxiety. Alanex recently initiated a project to discover drugs that inhibit the action of gonadotropin releasing hormone (GnRH) for the treatment of endometriosis and sex hormone-dependent tumors. Most recently, in collaboration with Roche Bioscience, Alanex initiated a project to discover an antagonist for an undisclosed target for the treatment for pain. Alanex intends to continue to develop in-house programs for the discovery of new drugs. The Company will also continue to seek corporate collaborations with major pharmaceutical companies in order to capitalize on the emerging trend in the pharmaceutical industry to outsource those components of drug discovery that can be more efficiently provided by firms with unique or focused technologies.

BACKGROUND

     The discovery process for small molecule drugs typically includes two steps: lead discovery and optimization of leads into drug candidates. Lead discovery is the identification of one or more compounds that are active with respect to a selected biological target. These compounds are identified through screening of large collections of chemical compounds, either accumulated over time or newly synthesized using combinatorial chemistry. A compound with the most desirable pharmacological features is selected as a lead compound.

     Although lead compounds display desirable pharmacological characteristics, they typically do not initially have sufficient potency and selectivity to qualify as drug candidates. Lead optimization improves upon a lead compound's pharmacological characteristics by synthesizing and testing a number of structural analogs of the lead compound. Typically, the chemical structure of the lead compound must be significantly modified to optimize bioavailability and stability and to minimize toxicity and undesirable side effects.

  TRADITIONAL DRUG DISCOVERY

     Historically, lead discovery and optimization were performed almost exclusively by the internal research and development departments of large pharmaceutical companies. In general, pharmaceutical companies' drug discovery programs were limited to the use of collections of natural products and compounds developed in previous drug discovery programs. As a result, existing pharmaceutical libraries typically reflect a lack of chemical diversity and breadth. Once lead compounds were identified, optimization was performed one compound at a time using traditional medicinal chemistry. This approach to lead discovery and optimization has been time consuming, expensive and often ineffective in yielding a successful drug candidate.

     Recently, the pharmaceutical industry has been under pressure to lower the cost and increase the efficiency of its drug discovery efforts. Cost containment efforts by governmental agencies, managed care organizations and third-party payors have reduced profit margins, particularly for drugs that have generic equivalents or therapeutic alternatives. To overcome pricing pressures, pharmaceutical companies must develop innovative drugs that address unmet medical needs or offer improvements over available therapies. At the same time, advances in molecular biology and genomics have led to the discovery of an increasing number of novel biological targets. Research efforts at pharmaceutical and biotechnology companies, universities and other institutions have identified novel receptors, enzymes and other proteins as drug targets and have generated information on their potential role in human diseases. The identification of these targets has expanded the opportunity for the discovery and development of new drugs.

     Despite the proliferation of new drug targets and increased spending on drug discovery by major pharmaceutical companies, there has not been a significant increase in the number of new drugs approved by the FDA on an annual basis over the last 12 years. Furthermore, the time required to develop and commercialize a drug is, on average, 15 years. Consequently, pharmaceutical companies have placed high priority on improving their drug discovery productivity and on capitalizing in an efficient manner on the proliferation of new molecular targets.

  COMBINATORIAL CHEMISTRY

     Combinatorial chemistry emerged as a solution to many of the challenges of traditional drug discovery. Combinatorial chemistry methods are capable of generating large libraries of diverse molecules by creating combinations of chemical building blocks. Such methods are intended to significantly shorten the time and reduce the costs traditionally associated with the drug discovery process.

     Initial combinatorial chemistry methods were based primarily on the use of oligomeric chemistry in which a single chemical reaction was used to combine structurally different building blocks in a polymeric fashion. However, compounds in libraries compiled using oligomeric chemistry methods, typically oligonucleotides and peptides, are generally not ideal drug candidates because they are not usually bioavailable and are metabolized quickly.

     A significant advance in combinatorial chemistry was the shift to the synthesis of drug-like, small molecule compounds that would be orally bioavailable and metabolized at an acceptable rate. However, these compounds were typically generated in large mixtures. The use of mixtures makes it possible to synthesize many compounds simultaneously and to screen them as mixtures. The large number of compounds present in mixtures, however, requires elaborate tagging and deconvolution methods to identify the specific compounds with activity. These methods are generally expensive and time consuming. Moreover, biological testing of mixtures often generates false positive results, which can lead to inefficient and unproductive research.

     The Company believes that existing combinatorial chemistry technologies lack robust methods for converting active compounds identified through the screening of libraries into lead compounds and drug candidates. Screening of combinatorial libraries usually results in the identification of one or more active compounds, or "hits." These hits may represent false leads or may be weakly active predecessors of highly active and desirable drug candidates. Thus, library screening and hit identification represent only the first in a series of steps required for successful drug discovery. Combinatorial chemistry must be integrated with medicinal chemistry and pharmacology to perform not only initial improvement of activity of identified hits, but also full optimization of other pharmacological characteristics, such as selectivity, metabolic stability, bioavailability and safety.

     The Company believes that the successful application of combinatorial chemistry will require an integrated comprehensive approach to drug discovery that will:

     - Produce distinct individual compounds in sufficient numbers to generate active hits against specific biological targets while avoiding the limitations associated with the testing of mixtures;

     - Generate diverse libraries containing only drug-like small molecules with a relatively greater likelihood of being developed into drug candidates; and

     - Efficiently develop hits identified through the screening of compound libraries into lead compounds and drug candidates by integrating medicinal chemistry and pharmacology.

ALANEX'S DRUG DISCOVERY TECHNOLOGY

  OVERVIEW

     Alanex's drug discovery process is built around its PDPS technology that has been designed to produce large numbers of diverse individual small molecule compounds. PDPS is instrumental not only in the initial identification of active lead compounds, but also in the efficient optimization of these leads into a drug candidate. This is achieved by integrating combinatorial, computational and medicinal chemistries with high throughput screening and pharmacology -- disciplines that the Company believes are critical for achieving success in drug discovery.

                         MAIN COMPONENTS OF THE ALANEX
                       INTEGRATED DRUG DISCOVERY PROCESS

[Diagram illustrating the components of Alanex's drug discovery process. The stylized arrow reflects the direction of the process from lead discovery to lead optimization into a drug candidate. Chemical contribution to the drug discovery process is represented by Alanex's PDPS technology for which Library Design, Combinatorial Chemistry and Medicinal Chemistry components are shown with the types of libraries they produce. Biological testing is represented by two components: High Throughput Screening and In-Depth Pharmacology.]

[DIAGRAM]
                                      PDPS

                                 LIBRARY DESIGN
                                Virtual Library
                                  >140,000,000
                              chemical structures

  COMBINATORIAL                                                  MEDICINAL
    CHEMISTRY                                                    CHEMISTRY
EXPLORATORY LIBRARY            TARGETED LIBRARIES             ANALOG LIBRARIES
   >150,000 cpds               Evaluation of hits               Optimization
   Screening for                Selection of lead                  of lead
   initial hits                     compounds                      compounds



[arrow pointing to right]
LEAD DISCOVERY             LEAD OPTIMIZATION          DRUG
                                                    CANDIDATE

                    HIGH
                 THROUGHPUT                             IN-DEPTH
                 SCREENING                            PHARMACOLOGY

                               BIOLOGICAL TESTING




     Drug discovery at Alanex relies on the generation and screening of combinatorial libraries. The successful discovery of drug candidates requires that libraries be intelligently designed to provide a desired range of molecular diversity and to incorporate available structural information about the selected biological target. Alanex's proprietary library design software, LiBrain, is used to create a large "virtual" library from which compounds to be synthesized are selected, thereby facilitating the design of diverse exploratory, targeted or analog combinatorial libraries. If no information is available regarding the requirements for drug activity for a selected target, the initial search for a hit is performed by screening Alanex's exploratory library, which consists of a large number of molecules that have been selected to maximize diversity. When information is available regarding the requirements for drug activity, targeted or focused libraries are synthesized and screened. In a step-by-step fashion, increasingly focused libraries are synthesized and screened to yield a drug candidate with desirable activity. Alanex's PDPS technology produces combinatorial libraries through high-speed, parallel synthesis of arrays of low molecular weight individual compounds in a standard 96-well format used in high throughput screening. Synthesized compounds can be purified using Alanex's proprietary parallel chromatography technology.

  COMBINATORIAL LIBRARIES

     Virtual Library. Alanex has created and is continuing to expand its virtual library -- a collection of chemical structures that result from the combination of available reagents with the chemical reactions for library synthesis. Although the Company's proprietary software can access tens of billions of molecular structures, the virtual library includes only those structures that are drug-like and can be synthesized at Alanex within one or two days. Currently, the Company's virtual library contains over 140 million such structures, and its size increases as more reactions and more available building blocks are added. This resource provides Alanex the ability to rapidly create exploratory, targeted and analog libraries to use in the drug discovery process.

     Exploratory Library. Alanex's exploratory library contains a diverse set of molecules. Compounds in the Company's exploratory library are screened when no information is available about the structure of the target or about small molecules that are capable of binding to the target. As of July 1996, Alanex's exploratory library contained over 150,000 synthesized compounds. The library continues to grow at an average rate of approximately 10,000 individual compounds per month.

     Targeted Pharmacophore-Directed Libraries. Alanex's targeted libraries are designed to incorporate all available information about the structural requirements of a target. Alanex utilizes its targeted libraries either to perform combinatorial optimization directed at identified hits or to discover novel leads that are structurally different from known molecules but display similar pharmacophoric features. A typical Alanex targeted library contains between several hundred and several thousand compounds.

     Analog Libraries. Once an active compound has been identified, related structural analogs are synthesized to determine which parts of the molecule are critical for biological activity and which parts can be replaced or modified to optimize other pharmacological characteristics, such as oral bioavailability. This task, traditionally performed by medicinal chemists one analog at a time, is accomplished at Alanex using PDPS to rapidly design and synthesize analog libraries typically containing between several dozen and several hundred analogs.

  IDENTIFICATION OF LEAD COMPOUNDS

     To screen the large numbers of compounds generated through the application of Alanex's PDPS technology, the Company has established high throughput screening facilities currently capable of testing thousands of compounds per day. All screening operations are performed in a standard 96-well format using commercially available robotic workstations, which allow systematic expansion of capacity as needed. A dedicated group of pharmacologists develops and supports new high throughput screening assays. When hits are identified using new high throughput screening assays, they are subjected to a series of secondary pharmacological assays to determine their functional activity and selectivity. Confirmed hits displaying promising pharmacological profiles become chemical leads.

  OPTIMIZATION OF LEAD COMPOUNDS INTO DRUG CANDIDATES

     Lead compounds usually require significant structural modification to optimize their activity, selectivity and bioavailability, or to improve metabolic stability and minimize toxicity. Lead optimization is an iterative process in which structural and biological information obtained from each series of active molecules is used to design and synthesize new compounds with improved pharmacological characteristics. Alanex has incorporated its medicinal chemistry expertise into PDPS to significantly accelerate the optimization of lead compounds into viable drug candidates. New targeted and analog libraries focused on essential structural and pharmacological features of current leads are rapidly designed and synthesized. Compounds in these libraries are purified using Alanex's parallel chromatography technology to obtain reliable data about structure-activity relationships. In parallel with PDPS, Alanex medicinal chemists often utilize additional chemistries when such an approach is required for the efficient modification of the current lead compounds.

     The Company's integrated approach to drug discovery and its PDPS technology are largely new approaches to drug discovery. There can be no assurance that the Company will be able to employ its methods of drug discovery successfully or that its technologies and methodologies will lead to discovery and development of commercial pharmaceutical products. See "Risk Factors -- New and Uncertain Technology and Business."

KEY BENEFITS OF ALANEX'S DRUG DISCOVERY APPROACH

  VIRTUAL LIBRARY

     Alanex's virtual library is comprised of more than 140 million chemical structures, any one of which can be synthesized and screened by the Company in one or two days. Access to such a large number of structures allows Alanex to choose optimal sets of molecules for actual synthesis of both its diverse exploratory library and targeted libraries.

  LIBRARY DESIGN AND INFORMATION MANAGEMENT SOFTWARE

     A central feature of Alanex's technology is the Company's proprietary software, LiBrain, that is integrated into all stages of the drug discovery process. This software is used to build and access chemical structures from Alanex's virtual library, to evaluate and choose compounds for the synthesis of exploratory, targeted and analog libraries, and to track and manage all chemical and biological data associated with the testing of libraries and discovery of a drug candidate.

  DIVERSITY OF LIBRARY COMPOUNDS

     Alanex's exploratory library is composed of multiple sub-libraries (1,000 to 10,000 compounds each) based on a variety of different chemical "templates," the fundamental core of the molecules. To create these sub-libraries, Alanex has adapted over 45 chemical reactions and is continually expanding its list of chemical reactions. The exploratory library achieves a high level of diversity because the diversity within each sub-library is compounded by the large number of templates. The Company believes that this approach to combinatorial chemistry, as opposed to utilizing larger libraries with fewer templates, enhances the likelihood of discovery of active compounds.

  SYNTHESIS OF DRUG-LIKE STRUCTURES

     Alanex designs and synthesizes libraries focused on structures that are expected to have drug-like characteristics, such as compact heterocylic structures, low molecular weights and other desirable pharmacological properties. Compounds with these structures are preferred as drug candidates because they are more likely to be orally active and typically have longer duration of action.

  SYNTHESIS OF INDIVIDUAL COMPOUNDS

     Alanex's combinatorial synthesis technology produces large numbers of distinct individual compounds and avoids the disadvantages associated with the testing of mixtures. Individual compounds can be synthesized in larger quantities than is typical with mixtures, allow for the performance of quality control and can be used in a wide range of assays. Alanex's library production is largely automated, and individual compounds are synthesized at an average rate in excess of 10,000 per month.

  ABILITY TO CONVERT LEAD COMPOUNDS INTO DRUG CANDIDATES

     Alanex's PDPS' technology integrates combinatorial, computational and medicinal chemistries with pharmacology and high throughput screening to expand the scope of combinatorial chemistry by providing efficient tools for the conversion of lead compounds into drug candidates. Optimization of important pharmacological characteristics of the lead compounds requires modification of its chemical structure. Alanex's access to over 45 chemical reactions and its ability to add new reactions allows it to modify lead compounds in a wide variety of ways, thus significantly facilitating the process of combinatorial optimization.

In addition, Alanex's in-house medicinal chemistry expertise provides access to chemical structures unavailable through combinatorial chemistry.

ALANEX'S DRUG DISCOVERY PROGRAMS

     Alanex is currently advancing seven drug discovery programs in conjunction with corporate collaborators or independently. In selecting programs, the Company considers (i) the existence of a characterized molecular target, (ii) the existence or adequacy of available remedies, (iii) the potential market size for any product and (iv) a collaborator's area of interest. The table below identifies current Alanex drug discovery programs and their molecular targets, indications, program status and commercial rights.

 PROGRAM (MOLECULAR TARGET)            INDICATION           STATUS OF PROGRAM(1)   COMMERCIAL RIGHTS
----------------------------  ----------------------------  --------------------   -----------------
Opiate Agonist                Pain                          Preclinical Studies    Astra Pharma
Agonist for Undisclosed       Diabetes                      Lead Development       Novo Nordisk
  Target
Antagonist for Undisclosed    Diabetes                      Preclinical Studies    Novo Nordisk
  Target
Neuropeptide Y Antagonist     Obesity and cardiovascular    Lead Development       Alanex
                              disease
CRF Antagonist                Depression and anxiety        Lead Development       Alanex
GnRH Antagonist               Endometriosis and sex         Lead Discovery         Alanex
                              hormone-dependent tumors
Antagonist for Undisclosed    Pain                          Lead Discovery         Roche Bioscience
  Target

---------------
(1) "Preclinical Studies" indicates that Alanex is conducting pharmacology and toxicology testing of chemical leads in animal models and in vitro (biochemical or cell culture assays). "Lead Development" indicates that Alanex has identified a compound that meets preselected in vitro criteria for potency and specificity. "Lead Discovery" includes the development of assay systems, screening of chemical libraries and discovery of lead compounds.

  ASTRA PHARMA PAIN PROGRAM

     The drugs used for the treatment of severe or chronic pain are generally of limited effectiveness or associated with problems of tolerance, addiction and gastrointestinal side effects. As a result, there is a substantial need for effective pain relieving agents with a more favorable side effect profile. The recent molecular cloning of multiple opiate receptor subtypes affords the opportunity to discover new classes of analgesics.

     On behalf of Astra Pharma, Alanex applied its PDPS technology and discovered a new class of analgesic compounds that interact with a novel opiate receptor target. From initiation of the program to production of preclinical compounds required only 14 months. There can be no assurance that the Company will be able to develop compounds in other programs as rapidly. These compounds have been shown to be orally active in preclinical studies and are currently being considered by Astra Pharma as possible clinical candidates. See "Collaboration Agreements and Licenses."

  NOVO NORDISK DIABETES PROGRAMS

     Diabetes is a common and frequently devastating disease that can lead to the development of debilitating and life threatening cardiovascular disease, blindness, kidney failure and neurologic disorders. Diabetes affects seven million to eight million individuals in the United States. Control of blood glucose levels using insulin and oral hypoglycemic agents are the most common forms of treatment for diabetes. However, these treatments are frequently inadequate because they neither provide sufficient control of blood glucose levels nor prevent the development of the serious complications associated with the disease. Discovery of drugs that augment the synthesis, release and action of insulin could improve the regulation of blood glucose levels and potentially reduce the severity of the complications of diabetes.

     Two molecular targets have been selected by Alanex and Novo Nordisk as the basis for discovery of new drugs to treat diabetes. Addressing these two targets, one with an agonist and one with an antagonist, may offer the opportunity to introduce drugs with new mechanisms of action to treat diabetes and its complications. Alanex has discovered and is optimizing lead compounds for the agonist molecular target and is currently conducting preclinical studies on compounds for the antagonist molecular target. See "Collaboration Agreements and Licenses."

  NEUROPEPTIDE Y (NPY) ANTAGONIST PROGRAM

     Neuropeptide Y (NPY) is a 36-amino acid peptide that is involved in the regulation of the cardiovascular, immune and gastrointestinal systems. NPY is also present within nerves of the brain that regulate appetite and mood. Several different NPY receptors have been identified, providing the opportunity to discover NPY antagonists that are selective for modulating one among several possible actions of NPY. Alanex has discovered detailed information on the molecular requirements for NPY's binding to its receptors and is using this information to discover NPY receptor antagonists for the treatment of obesity and cardiovascular disease.

     Obesity. Current estimates indicate that over 20% of the United States population is obese. Obesity is a major risk factor responsible for the development of hypertension, diabetes, degenerative joint disease, abnormal wound healing and other major medical problems. Recent reports indicate that direct and indirect costs associated with obesity were greater than $68 billion in 1990.

     NPY is a powerful known appetite stimulant and has been demonstrated to be present in abnormally high amounts in the brains of obese animals. Based on these observations, Alanex believes that a suitable antagonist could block the effects of NPY, resulting in decreased appetite and normalization of body weight. In addition, NPY antagonists that control obesity may also serve as adjunctive therapy in the treatment of obesity-related diseases, such as diabetes, hypertension and degenerative joint disease. Alanex has discovered a lead compound that blocks NPY-induced feeding in preclinical models. This compound is currently being evaluated for its effects on feeding and obesity in preclinical models.

     Cardiovascular Disease. Cardiovascular disease, including hypertension, ischemic organ disease (such as myocardial infarction and stroke), heart failure and reperfusion injury, is the leading cause of human morbidity and mortality in the United States. There are currently over 900,000 deaths per year (43% of deaths from all causes) in the United States that are attributable to cardiovascular disease.

     In humans, excessive release of NPY may elevate blood pressure, decrease blood flow to heart muscle and impair heart function. In addition, NPY may play a role in the development of reperfusion abnormalities that are observed following angioplasty and stroke. The Company believes that NPY antagonists could be useful in the treatment of some forms of cardiovascular disease. Alanex has discovered a lead compound that is active and is being evaluated in preclinical models for its effects on cardiovascular function.

  CORTICOTROPIN RELEASING FACTOR (CRF) ANTAGONIST PROGRAM

     Corticotropin releasing factor (CRF) is a 41-amino acid peptide that is synthesized in the brain and is released following stress. CRF is the primary regulator of the pituitary gland, the autonomic (involuntary) nervous system and the behavioral responses that are produced by stress. CRF acts on the pituitary gland to release adrenocorticotropic hormone, which in turn stimulates steroid hormone release from the adrenal gland. Within the brain, CRF affects hormones that control growth and reproduction and activates the autonomic nervous system to modify cardiovascular, metabolic, gastrointestinal and immune functions. Under appropriate circumstances, these CRF-induced responses to stress are important to restore or maintain homeostasis. However, repeated exposure to stress may produce depression and anxiety, as well as a number of other disorders that result from the actions of CRF. Two different CRF receptor subtypes are known to mediate the actions of CRF.

     Depression and anxiety represent major health problems throughout the world. The lifetime prevalence in the United States for any one person of clinical depression is 10% and of generalized anxiety is 15%. Studies performed on preclinical models and human subjects indicate a potential role of CRF in mediating depression and anxiety. Development of a potent, orally available drug that blocks the actions of CRF could be useful in the treatment of these indications.

     Alanex is using its drug discovery technologies to develop an antagonist of CRF that can be used to treat depression and anxiety. Alanex has discovered lead compounds that are highly active on specific CRF receptor subtypes, and these compounds are currently being optimized and evaluated in preclinical models for their effects on depression and anxiety.

  GNRH ANTAGONIST PROGRAM

     Gonadotropin releasing hormone (GnRH) is a decapeptide that is synthesized in the brain and controls the pituitary and gonadal hormones that regulate fertility. In women, this peptide is required for successful ovulation and, in men, it is necessary for spermatogenesis. Alanex is engaged in a program to discover orally active small molecule drugs to treat two areas of human disease that depend on GnRH action -- endometriosis and sex-hormone dependent tumors. The GnRH project, initiated in July 1996, utilizes a human pituitary GnRH receptor licensed from Mount Sinai School of Medicine of the City University of New York ("Mount Sinai"). This project is in the lead discovery phase.

     Endometriosis. Endometriosis is an abnormal proliferation of uterine tissue and is dependent, in part, on the production of sex hormones. Endometriosis affects 7% of women of reproductive age in the United States and is the major cause of female infertility. Because GnRH controls sex hormone production, peptide antagonists of GnRH have been used to successfully treat endometriosis. However, this treatment involves the use of peptide analogs of GnRH that, due to the chemical makeup of the drug, may be painful to patients. Orally active antagonists of GnRH should be less costly, involve less patient pain and increased patient compliance.

     Sex-hormone Dependent Tumors. The growth of certain tumors, such as breast cancer, is dependent on sex hormones. The Company believes that antagonists of GnRH may be useful in the treatment of breast cancer in women and prostate cancer in men. Prostate cancer is the most common form of cancer in men and is currently diagnosed at a rate of approximately 100,000 new cases per year. Presently there are an estimated 8.5 million men with prostate cancer in the United States. Breast cancer is the most common form of cancer in women and has a 12% cumulative lifetime probability of developing in any particular woman.

  ROCHE BIOSCIENCE PAIN PROGRAM

     In June 1996, the Company entered into a collaboration with Roche Bioscience to discover an antagonist for an undisclosed target for the treatment of pain. This project is in the lead discovery phase. The Company will perform all aspects of this drug discovery project, including high throughput screening of its exploratory library and lead optimization to provide Roche Bioscience with one or more drug candidates. See "-- Collaboration Agreements and Licenses."

     The Company's potential products will require significant additional preclinical and clinical development, regulatory approval and additional investment prior to commercialization, either by the Company independently or by others through collaborative arrangements. There can be no assurance that any potential products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or achieve commercial acceptance. See "Risk Factors -- Early Stage of Product Development; Lack of Commercial Products; No Assurance of Successful Product Development."

STRATEGY

     Alanex's objective is to use its integrated combinatorial chemistry drug discovery technology to rapidly identify lead compounds and to efficiently optimize these leads into drug development candidates that will address disease conditions for which existing therapies are inadequate or unavailable. Key elements of the Company's strategy to achieve this objective include the following:

  CAPITALIZE ON STRATEGIC COLLABORATIONS WITH PHARMACEUTICAL COMPANIES

     Alanex has established and will continue to seek collaborations with major pharmaceutical companies. Under such collaborations, the Company's intent is to license to its collaborators the commercial rights to compounds discovered by the Company in exchange for upfront project initiation fees, research funding, milestone payments and royalties on drug sales, where appropriate. This approach is intended to capitalize on the emerging trend in the pharmaceutical industry to outsource certain components of drug discovery that can be more efficiently provided by firms that have unique or focused technologies.

  ENTER INTO STRATEGIC RELATIONSHIPS WITH BIOTECHNOLOGY COMPANIES

     The Company believes that, while a number of biotechnology companies have identified biological targets, many lack an adequate supply of differentiated chemical entities for incorporation into their assay systems for the discovery of drugs. To access these novel targets, the Company intends to establish collaborations with biotechnology companies that have discovered novel biological targets. Under these collaborations, Alanex intends to screen its exploratory library against the collaborator's proprietary targets. Unlike its collaborations with pharmaceutical companies, the Company anticipates that it would fund a share of the development costs in return for increased commercial rights with respect to such products.

  DEVELOP AND ADVANCE INTERNAL DRUG DISCOVERY PROGRAMS

     Alanex will continue to develop in-house programs for the discovery of new drugs. Alanex anticipates that it may, where appropriate, advance certain lead compounds through the early phases of clinical development in order to retain a larger economic interest in such products. During the course of development, the Company may enter into a collaboration to continue clinical development or may license a product, if approved, for manufacturing or marketing. Alanex will develop the programs internally or, where appropriate, the Company will seek to license proprietary biological targets from biotechnology companies, academic and nonprofit research institutions to be the foundation of the Company's in-house drug discovery programs. In the long term, Alanex may choose to develop, manufacture and market its products independently.

COLLABORATION AGREEMENTS AND LICENSES

     The Company has collaborative agreements with Astra Pharma, Novo Nordisk and Roche Bioscience, as well as a licensing agreement with Mount Sinai. The amount and timing of resources that the collaborators devote to the collaborations are not within the control of the Company. There can be no assurance that such collaborators will perform their obligations as expected or that the Company will derive any additional revenue from such collaborations. See "Risk Factors -- Dependence on Collaborators."

  ASTRA PHARMA

     In December 1994, the Company and Astra AB entered into a three-year collaboration agreement for the identification and optimization of lead compounds that interact with a specific opiate receptor which may have application in the treatment of pain. The agreement was subsequently assigned to Astra Pharma, an affiliate of Astra AB. The Company was paid a project initiation fee of $250,000 and Astra Pharma is obligated to make additional payments upon the achievement of certain milestones. In addition, Astra Pharma is obligated to provide up to $2.25 million of additional funding to support research undertaken in connection with the agreement. To date, Alanex has received $1.3 million under the collaboration agreement. Under the terms of the collaboration, Astra Pharma owns all rights in and has title to any and all compounds discovered and products developed as a result of the research collaboration. The Company has no right to commercialize and is not entitled to receive royalties on the sales of any products resulting from the collaboration agreement. Astra Pharma may terminate the collaboration agreement at any time upon three months' written notice. In the event of early termination of the collaboration agreement, Astra Pharma will have exclusive title to all compounds and associated intellectual property rights discovered as a result of the collaboration.

  NOVO NORDISK

     In October 1995, the Company and Novo Nordisk entered into a three-year collaboration agreement for the characterization of novel, non-peptide ligands with desired receptor ligand binding affinities to be used to develop small molecule drugs for the treatment of diabetes. Novo Nordisk paid the Company a project initiation fee of $250,000 and is obligated to make additional payments to the Company upon the achievement of certain milestones. In addition, Novo Nordisk is obligated to provide up to $4.5 million in additional funding to support research at the Company in the field of the collaboration. To date, Alanex has received $1.3 million under the collaboration agreement. The agreement provides that, in the event the collaboration results in a drug candidate which Novo Nordisk elects to pursue to commercialization, Novo Nordisk will be granted an exclusive worldwide license to develop and commercialize such drug candidate. The Agreement provides for the Company to receive royalties on the sales of any such drug. Novo Nordisk may, at any time, terminate the collaboration upon three months' written notice. Upon any such early termination, any licenses granted to Novo Nordisk by Alanex under the collaboration agreement will continue in full force and effect, unless otherwise specifically terminated.

  ROCHE BIOSCIENCE

     In June 1996, the Company and Roche Bioscience entered into a three-year collaboration agreement to discover an antagonist for an undisclosed target for the treatment of pain. The agreement provides for Roche Bioscience to pay to the Company a nonrefundable project initiation fee of $4.0 million, one-half of which was paid and recognized as revenue upon execution of the collaboration agreement and one-half of which Roche will be obligated to pay on October 31, 1996. Roche Bioscience is obligated to make additional payments upon the achievement of certain milestones. In addition, during the term of the agreement, Roche Bioscience will provide a minimum of $5.5 million in additional funding to support research personnel at the Company, and the Company will work exclusively with Roche Bioscience on the selected molecular target. To date, the Company has received $2,575,000 under the collaboration agreement. Roche Bioscience also has the option, until January 15, 1997, to expand the field of research to include the funding of one or more additional molecular targets. The agreement provides Roche Bioscience with an exclusive worldwide license to commercialize any compounds resulting from the research that are selected by Roche Bioscience for further development and to pay royalties to Alanex on any sales of products developed from the collaboration. Alanex will retain all rights to compounds not selected by Roche Bioscience for development, provided that Roche Bioscience is not developing a structurally-related compound on which Roche Bioscience will be paying milestones and royalties to the Company, and Alanex may pursue such compounds following termination of the collaboration. Upon completion of the first year of the agreement, Roche Bioscience may terminate the collaboration at any time upon six months' prior written notice. If the collaboration agreement is terminated prior to its expiration, all licenses granted by the parties to one another will terminate and revert back to the respective parties, but Roche Bioscience will retain the right to commercialize any products resulting from the research efforts under licenses granted by the Company prior to the termination.

  MOUNT SINAI

     In June 1996, the Company and Mount Sinai entered into an agreement to conduct research relating to the human GnRH receptor. Under the agreement, the Company funded the initial phase of the research and is obligated to provide additional funding upon the achievement of certain milestones. In connection with the research agreement, Mount Sinai granted to the Company (i) a non-exclusive worldwide license to develop and commercialize any products based upon certain inventions and technologies owned by Mount Sinai relating to the human GnRH receptor and (ii) an exclusive worldwide license to develop and commercialize any products based upon know-how or patents or patent applications covering inventions made during the course of the research. Pursuant to the terms of the licenses, the Company is obligated to pay Mount Sinai a percentage of any milestone payments received by the Company from third-party sublicenses and royalties on sales of products. The Company may terminate the licenses upon 60 days' written notice; however, in the event of such termination, all rights granted under the licenses will revert to Mount Sinai.

COMPETITION

     The pharmaceutical and biotechnology industries are subject to intense competition and rapid and significant technological change. Many organizations are actively attempting to identify and optimize compounds for potential pharmaceutical development. The Company competes directly with the research departments of pharmaceutical companies, biotechnology companies, other combinatorial chemistry companies and research and academic institutions. Many of these competitors have greater financial and other resources, and more experience in research and development, than the Company. Historically, pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent the greatest potential market for the Company's services and compounds, are developing combinatorial chemistry and other methodologies to improve productivity. In addition, these companies may already have large collections of compounds previously synthesized or ordered from chemical supply catalogs or other sources against which they may screen new targets. Other sources of compounds include compounds extracted from natural products, such as plants and microorganisms, and compounds created using rational drug design. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company is working, either on their own or through collaborative efforts.

     The Company competes with several alternative technologies in the design and synthesis of new chemical libraries for drug discovery programs. Alanex competes directly with several public companies, including Arris Pharmaceuticals, Inc., Houghten Pharmaceuticals, Inc. and Pharmacopeia, Inc., as well as several private companies. Competition is based on the speed and efficiency of lead compound identification, the efficiency of lead compound optimization, product efficacy and safety and the relative speed with which the Company or its collaborators, as appropriate, can complete the preclinical and clinical testing and approval processes and supply commercial quantities of any product to the market.

     The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. The Company's processes may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of the Company's competitors. The existing approaches of the Company's competitors or new approaches or technology developed by the Company's competitors may be more effective than those developed by the Company.

PATENTS AND PROPRIETARY INFORMATION

     To date, the Company has filed six U.S. patent applications, five of which were filed in the third quarter of 1996. Two of the applications include composition of matter claims relating to compounds in the Company's NPY and CRF programs. The other applications relate to various aspects of the Company's technology, including its parallel synthesis technology and related methods and devices. There can be no assurance, however, that patents will be issued to the Company as a result of its pending applications or that, if issued, such patents will be sufficiently broad to afford protection against competitors with similar technology. The Company's success will depend in large part on its ability, and the ability of its licensees and its licensors, to obtain patents for its technologies and the compounds and other products, if any, resulting from the application of such technology, to defend patents once obtained, to maintain trade secrets and to operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries.

     The patent positions of pharmaceutical and biotechnology companies, including the Company, are often uncertain and involve complex legal and factual questions which are largely unresolved. However, disputes may arise between the Company and other patent holders as to claims of infringement, which could involve protracted periods of litigation. Many of the Company's competitors have, or are affiliated with companies having, substantially greater resources than the Company, and such competitors may be able to sustain the costs of complex patent litigation to a greater degree and for longer periods of time than the Company. Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on the Company's ability to compete in the marketplace pending resolution of the disputed matters. In the event that third parties have or obtain rights to intellectual property or technology used or needed by the Company, there can be no assurance that any licenses would be available to the Company on acceptable terms, if at all.

     Moreover, there can be no assurance that the Company or its customers will be able to obtain patent protection for lead compounds or pharmaceutical products based upon the Company's technology. There can be no assurance that any patents issued to the Company or its collaborative partners, or for which the Company has license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. Further, U.S. patents do not provide any remedies for infringement that occurred before the patent is granted. Because patent rights are territorial, the Company may not have an effective remedy against use of its technology in any country in which it does not, at that time, have an issued patent.

     Because of the length of time and expense associated with bringing new products through development and the length of time required for the governmental approval process, the pharmaceutical industry has traditionally placed considerable importance on obtaining and maintaining patent and trade secret protection for significant new technologies, products and processes. The Company and other biotechnology and pharmaceutical firms have applied, and are applying, for patents for their products and certain aspects of their technologies. The enforceability of patents issued to biotechnology and pharmaceutical firms can be highly uncertain. Federal court decisions establishing legal standards for determining the validity and scope of patents in the field are in transition. For example, in a currently pending case, the U.S. Supreme Court will consider whether to alter or replace the traditional standard for determining patent infringement under the doctrine of equivalents. There can be no assurance that the historical legal standards surrounding questions of validity and scope will continue to be applied or that current defenses as to issued patents in the field will offer protection in the future. In addition, there can be no assurance as to the degree and range of protection any patents will afford, whether patents will issue or the extent to which the Company will be successful in not infringing patents granted to others.

     The commercial success of the Company will also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based. If competitors prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the PTO to determine the priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology. The Company is aware of a U.S. patent issued to a third party that broadly claims the automation of iterative parallel synthesis technology. Although the Company believes that its current activities do not infringe this patent, there can be no assurance that the Company's belief would be affirmed in any litigation over the patent or that the Company's future technological developments would be outside the scope of this patent. A U.S. patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so that the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. Further, U.S. patents do not provide any remedies for infringement that occurred before the patent is granted.

     The Company currently has certain licenses from a third party and in the future may require additional licenses from other parties to develop, manufacture and market commercially viable products effectively. There can be no assurance that any future licenses will be obtainable on commercially reasonable terms, if at all, that the patents underlying such licenses will be valid and enforceable or that the proprietary nature of the patented technology underlying such licenses will remain proprietary.

     The Company relies substantially on certain technologies which are not patentable and are therefore potentially available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how, which are not patentable. Although the Company has taken steps to protect its unpatented technologies, trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

GOVERNMENT REGULATION

     Regulation by governmental authorities in the United States and foreign countries is a significant factor in the manufacture and marketing of any products that may be developed by the Company or a collaborator. The Company's products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval requirements by the FDA and comparable agencies in foreign countries. The time required for completing such testing and obtaining such approvals is uncertain, although satisfaction of these requirements typically takes a number of years and varies substantially based on the type, complexity and novelty of the pharmaceutical product. In addition, delays or rejections may be encountered based on changes in FDA or foreign regulatory policy during the period of product development and testing. Various federal statutes and regulations also regulate the manufacturing, safety, labeling, storage, recordkeeping and marketing of such products. The lengthy process of obtaining regulatory approvals and ensuring compliance with appropriate federal statutes and regulations requires the expenditure of substantial resources. Any delay or failure by the Company or its collaborators or licensees to obtain regulatory approval could adversely affect the commercialization of such products, the Company's ability to receive product or royalty revenue and its liquidity and capital resources.

     Preclinical studies are generally conducted in the laboratory to evaluate the potential efficacy and the safety of a therapeutic product. The results of these studies are submitted to the FDA as part of an Investigational New Drug application, which must be reviewed by the FDA before human clinical testing can begin. Once the FDA is satisfied with the submission, the clinical trial process can commence. Typically, clinical evaluation involves three sequential phases, which may overlap. During Phase I, clinical trials are conducted with a relatively small number of subjects to determine the early safety profile of a drug, as well as the pattern of drug distribution and drug metabolism by the subject. In Phase II, trials are conducted with groups of patients afflicted by a specific target disease to determine preliminary efficacy, dosage tolerance and optimal dosage, and to gather additional safety data. In Phase III, large-scale, multicenter comparative trials are conducted with patients afflicted with a specific target disease to provide data for the statistical proof of efficacy and safety as required by the FDA and others. The FDA, the clinical trial sponsor or the investigator may suspend clinical trials at any time if it believes that clinical subjects are being exposed to an unacceptable health risk.

     The results of preclinical and clinical testing are submitted to the FDA in the form of a New Drug Application ("NDA"). In responding to an NDA, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. Furthermore, FDA or governmental approval of any products developed by the Company, independently or with its collaborators, may entail limitations on the indicated uses for which such products may be marketed. There can be no assurance that approvals will be granted on a timely basis, if at all or, if granted, whether such approvals will be sufficiently broad with respect to the indicated uses for the product to be of significance to the Company. The failure to obtain timely permission for clinical testing or timely approval for product marketing would materially affect the Company. Product approvals may subsequently be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. The FDA may require testing and surveillance programs to monitor the effect of a new product and may prevent or limit future marketing of the product based on the results of these postmarketing programs.

     The Company is subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's work. The extent and character of governmental regulation that might result from future legislation or administrative action cannot be accurately predicted.

FACILITIES

     The Company currently leases approximately 17,000 square feet of laboratory and office space in San Diego, California under a seven-year operating lease which expires in May 2002. The Company has an option to lease an additional 3,000 square feet of administrative space in its current facility. The Company is exploring alternatives to expand its current facilities to meet its planned expansion and believes that such facilities will be available on commercially reasonable terms.

EMPLOYEES

     As of September 1, 1996, the Company had 48 full-time employees. Of the 48 full-time employees, 39 were employed in research. Twenty-two of the Company's employees have Ph.D.s and one has an M.D. None of the Company's employees are covered by collective bargaining agreements and management considers relationships with employees to be good.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and certain key employees of the Company, their ages as of September 1, 1996 and positions held are as follows:

            NAME                AGE                    POSITION
----------------------------    ---     ---------------------------------------
Marvin R. Brown, M.D.            49     President, Chief Executive Officer and
                                        Chairman of the Board
Alexander Polinsky, Ph.D.        40     Vice President of Chemistry, Chief
                                        Scientific Officer and Director
Michelle A. Youngers             39     Director of Finance and Secretary
Edgardo Baracchini, Ph.D.        36     Director of Business Development and
                                        Strategic Planning
Dale S. Dhanoa, Ph.D.            42     Director of New Lead Discovery
Vlad Gregor, Ph.D.               42     Director of Medicinal Chemistry
Atsuo Kuki, Ph.D.                38     Director of Computational Chemistry
John May, Ph.D.                  38     Director of Pharmacology
Arnold T. Hagler,                54     Director
  Ph.D.(1)(2)
Jon R. Jessen(1)(2)              62     Director
Timothy J. Rink, M.D.            50     Director

---------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Marvin R. Brown, M.D., co-founded the Partnership in May 1991 and has served as President, Chief Executive Officer and director of the Company since November 1993. Prior to joining the Company, Dr. Brown was on the faculty of the Salk Institute for Biological Studies (the "Salk Institute") from 1975 to 1986. In addition, Dr. Brown was a Professor of Medicine and Surgery and Director of the Peptide Biology Laboratory at the University of California, San Diego ("UCSD") from 1986 through 1991. Dr. Brown received his M.D. from the University of Arizona, followed by postgraduate medical training at UCSD and post-doctoral training at the Salk Institute.

     Alexander Polinsky, Ph.D., co-founded the Partnership in May 1991 and has been a director of the Company since November 1993. Dr. Polinsky served as Secretary of the Company from November 1993 to July 1996. In addition, from November 1993 to November 1994, Dr. Polinsky served as Chief Financial Officer of the Company. From 1989 through 1991, Dr. Polinsky was a Visiting Research Scientist at UCSD. Dr. Polinsky received his Ph.D. in physical chemistry of polymers from Moscow University in Russia and served on the faculty of the chemistry department of Moscow University.

     Michelle A. Youngers joined the Company as Director of Finance in June 1996. In July 1996, Ms. Youngers also assumed the position of Secretary of the Company. From 1987 through May 1996, Ms. Youngers was a principal of Youngers & Company, a tax, accounting and financial management consulting firm. From March 1994 to May 1996, Youngers and Company provided consulting services to the Company. Ms. Youngers received her B.B.A. in accounting from the University of San Diego and is a Certified Public Accountant.

     Edgardo Baracchini, Ph.D., joined Alanex as Director of Business Development and Strategic Planning in January 1996. From 1992 through 1995, Dr. Baracchini was Assistant Director of Business Development at Isis Pharmaceuticals, Inc., a publicly held biopharmaceutical company. Dr. Baracchini did his postdoctoral research at UCSD, and at The Scripps Research Institute. Dr. Baracchini received a B.S. in microbiology from the University of Notre Dame, a Ph.D. in molecular and cell biology from the University of Texas at Dallas and an M.B.A. from the University of California, Irvine.

     Dale S. Dhanoa, Ph.D., has served as Director of New Lead Discovery at Alanex since September 1995. Prior to joining the Company, Dr. Dhanoa held the position of Group Leader at Synaptic Pharmaceutical Corporation ("Synaptic"), a publicly held biopharmaceutical company, since 1993. While at Synaptic, he directed several discovery programs in medicinal and combinatorial chemistry. Dr. Dhanoa joined Merck & Co. ("Merck") as a senior research chemist in 1987. Dr. Dhanoa was a research fellow of the Angiotensin II and Endothelin drug discovery programs at Merck. Dr. Dhanoa received a B.Sc. in chemistry from D.A.V. College in India, a M.Sc. in organic chemistry from McMaster University in Canada and a Ph.D. in chemistry from Wayne State University and did postdoctoral research at the University of Montreal.

     Vlad Gregor, Ph.D., joined Alanex as Director of Medicinal Chemistry in 1994. Prior to joining the Company, Dr. Gregor was employed at Parke-Davis Pharmaceutical Research ("Parke-Davis"), a Warner-Lambert Company, since 1983 where he held positions of increasing responsibility. While at Parke-Davis, he established and managed several drug discovery efforts in oncology and CNS. He received his M.S. and a Ph.D. in chemistry from the University of Michigan.

     Atsuo Kuki, Ph.D., has served as Director of Computational Chemistry at Alanex since July 1995. From 1986 to 1995, Dr. Kuki was on the faculty of the Department of Chemistry of Cornell University, where he led a team engaged in novel peptide chemistry, molecular design, and theoretical biophysics. While at Cornell, Dr. Kuki was awarded the Presidential Young Investigator Award (National Science Foundation) and the Dreyfus Foundation Teacher-Scholar Award. Dr. Kuki was awarded a National Institutes of Health postdoctoral fellowship and pursued theoretical chemical physics and biophysics at the University of Illinois, Urbana-Champaign from 1985 to 1986. Dr. Kuki received a B.S. in chemistry from Yale University and a Ph.D. in physical chemistry from Stanford University.

     John M. May, Ph.D., joined Alanex as Director of Pharmacology in 1994. From 1988 to 1994, Dr. May held several positions with increasing responsibilities at Whitby Pharmaceuticals, a privately held pharmaceutical company, most recently as Project Team Leader for its adenosine and dopamine programs. While at Whitby Pharmaceuticals, Dr. May contributed to the preclinical development of drug candidates for the treatment of cardiovascular and CNS disorders. He performed his postdoctoral research at the University of North Carolina at Chapel Hill. Dr. May obtained a B.S. in chemistry from Millsaps College and a Ph.D. in pharmacology from Emory University.

     Arnold T. Hagler, Ph.D., has been a director of the Company since January 1994. Dr. Hagler has been the Chief Executive Officer of ScienceMedia, a start-up interactive science education company, since 1996. Dr. Hagler is the founder of Biosym Technologies, a molecular modeling software company, and served as its Chief Executive Officer from its inception in 1984 through 1992 and served as a director until 1995. Dr. Hagler received his B.S. in chemical engineering from Cornell University and received his Ph.D. in physical chemistry from Cornell University. Dr. Hagler also served as the chairperson of Biophysics at the Agouron Institute.

     Jon R. Jessen has been a director of the Company since November 1993. Mr. Jessen is the founder of Debar ERA, Inc., an agricultural chemical supply company, and from March 1966 to August 1995 served as its President. Mr. Jessen is also the founder and, since April 1975, has been the Chief Executive Officer of the Gowan Company. Mr. Jessen received his B.S. in biology from the University of California, Davis.

     Timothy J. Rink, M.D., has been a director of the Company since September 1996. Since February 1996, Dr. Rink has been the President, Chief Executive Officer and a director of Aurora Biosciences Corporation, a privately held biotechnology company. From February 1990 through November 1995, Dr. Rink served as President and Chief Technical Officer of Amylin Pharmaceuticals, Inc., a publicly held biopharmaceutical company. Currently, Dr. Rink serves on the Scientific Advisory Board of Amylin. Dr. Rink also serves on the board of directors of CoCensys, Inc. and NPS Pharmaceuticals, Inc., both publicly held biopharmaceutical companies. Dr. Rink received his M.A., M.D. and Sc.D. in Medical Sciences from the University of Cambridge, England.

     Each officer serves at the discretion of the Board of Directors. Mr. Jessen, a director of the Company, is the uncle, by marriage, of Dr. Brown, the President and Chief Executive Officer of the Company.

BOARD OF DIRECTORS

     The Company currently has authorized five directors. The Company intends to seek additional members of the Board of Directors upon the completion of this offering. In accordance with the Company's Certificate of Incorporation to be effective upon the completion of this offering, the Board of Directors will be divided into three classes with staggered three-year terms. Class I will consist of Dr. Brown, Class II will consist of Dr. Polinsky and Dr. Hagler, Class III will consist of Mr. Jessen and Dr. Rink. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors, composed of Dr. Hagler and Mr. Jessen, was formed in July 1996 to review the internal accounting procedures of the Company and consult with and review the services provided by the Company's independent auditors. The Compensation Committee of the Board of Directors, composed of Dr. Hagler and Mr. Jessen, was also formed in July 1996 to review and recommend to the Board of Directors the compensation and benefits of all officers of the Company and review general policy relating to compensation and benefits of employees of the Company. The Compensation Committee will also administer the issuance of stock options and other awards under the Company's 1993 Stock Plan and 1996 Equity Incentive Plan.

DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board of Directors and Committee meetings.

     In January 1994, the Company issued and sold to Dr. Hagler, pursuant to the Company's 1993 Stock Plan, 140,000 shares of restricted stock, at a price of $0.10 per share (the then fair market value per share of the Common Stock as determined in good faith by the Company's Board of Directors). These shares vested over the 24-month period ended January 1996. In September 1996, the Company granted to Dr. Rink an option to purchase 60,000 shares of Common Stock of the Company at an exercise price of $1.50 per share. Such option has a term of ten years and vests monthly and ratably over a three-year period from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until July 1996, the Company did not have a Compensation Committee of the Board of Directors, and the entire Board of Directors participated in all compensation decisions. In July 1996, the Board of Directors formed the Compensation Committee and appointed Dr. Hagler and Mr. Jessen as its members. No member of the Compensation Committee was, at any time during the fiscal year ended December 31, 1995 or at any other time, an officer or employee of the Company. Three of the Company's directors have acquired shares of Common Stock. See "Certain Transactions" and "Principal Stockholders."

SCIENTIFIC ADVISORY BOARD

     The Company's Scientific Advisory Board (the "SAB") is composed of scientists with expertise in fields related to the Company's programs. The SAB advises the Company on specific scientific and technical issues. SAB members are compensated on a time-and-expenses basis and have from time to time received options to purchase shares of Common Stock. All of the SAB members are employed by other companies or institutions and may have commitments to, or consulting or advisory contracts with, other entities which may conflict with such members' obligations to the Company. The Company does not believe the termination of any individual consulting agreement would materially affect its business. The members of the SAB are as follows:

     Floyd E. Bloom, M.D., is Chairman of the Neuropharmacology Department at The Scripps Research Institute. Dr. Bloom has authored numerous books and articles in the areas of neuropharmacology and biochemistry. Dr. Bloom is a member of the National Academy of Science and the editor of the journal Science.

     Stephen Bloom, M.D., is Professor of Endocrinology and Director of the Endocrinology Clinical Service at the Royal Postgraduate Medical School and Hammersmith Hospital, London, England. Dr. Bloom is currently involved in research relating to the pathophysiology of peptide control of the endocrine system, focusing on the disease areas of obesity and diabetes.

     Charles Perrin, Ph.D., is a Professor of Chemistry at UCSD. Dr. Perrin's research interests focus on physical organic chemistry and mechanisms of organic chemical reactions.

     Stuart Sealfon, M.D., is an Associate Professor in the Department of Neurobiology and Neurology, Mt. Sinai Medical School, New York, New York. Dr. Sealfon was the first to clone the human GnRH and other important G-protein coupled receptors.

     Palmer Taylor, Ph.D., is Chairman of the Department of Pharmacology at UCSD. Dr. Taylor performed pioneering work on the pharmacology and molecular biology of acetylcholine receptors.

     Claes Wahlestedt, M.D., Ph.D., is the President of The Astra Pain Research Unit in Montreal, Canada. He was formerly an Associate Professor in the Department of Neurology and Neuroscience at Cornell University Medical College, New York, New York. Dr. Wahlestedt is well known for his work concerning neuropeptide Y and its role in human disease.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the one other executive officer of the Company who earned in excess of $100,000 in salary and bonus (collectively, the "Named Executive Officers") for services rendered to the Company during the fiscal year ended December 31, 1995:

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION(1)
                                                                     -----------------------
                      NAME AND PRINCIPAL POSITION                    SALARY($)      BONUS($)
    ---------------------------------------------------------------  ---------      --------
    Marvin R. Brown................................................  $ 158,542(2)        --
    President and Chief Executive Officer
    Alexander Polinsky.............................................  $ 125,500(3)    $7,459(4)
    Vice President of Chemistry and
    Chief Scientific Officer

---------------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table. There were no long-term compensation awards granted to the Named Executive Officers during the fiscal year ended December 31, 1995.

(2) Effective September 1, 1996, Dr. Brown's annual base salary was increased to $230,000.

(3) Contingent and effective upon the successful completion of this offering, Dr. Polinsky's annual base salary will increase to $190,000.

(4) Represents forgiveness of outstanding indebtedness owed by Dr. Polinsky to the Company. See "Certain Transactions."

SEVERANCE AGREEMENTS

     In July 1996, the Company entered into an agreement with Dr. Brown which provides that if Dr. Brown is terminated by the Company without cause, he will be entitled to receive a severance payment in an amount equal to twelve months of his base salary in effect at the time of his termination. In July 1996, the Company entered into an agreement with Dr. Polinsky which provides that if Dr. Polinsky is terminated by the Company without cause, he will be entitled to receive a severance payment in an amount equal to nine months of his base salary in effect at the time of his termination.

OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted during the fiscal year ended December 31, 1995 to the Named Executive Officers. Subsequent to December 31, 1995, options to purchase 100,000 shares and 50,000 shares, respectively, of Common Stock at an exercise price of $0.10 per share were granted to Drs. Brown and Polinsky.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     No options were exercised during the fiscal year ended December 31, 1995 or held at year end by the Named Executive Officers.

STOCK OPTION AND EQUITY INCENTIVE PLANS

     The Company currently maintains two stock option plans. The Company's 1993 Stock Plan (the "1993 Plan"), covering an aggregate of 1,350,000 shares of Common Stock, was adopted by the Board in November 1993 and amended and restated in December 1993 and, subject to stockholder approval, in July 1996. The Company's 1996 Equity Incentive Plan (the "1996 Plan"), covering an aggregate of 500,000 shares of Common Stock, was adopted by the Board, subject to stockholder approval, in July 1996. Unless sooner terminated by the Board, the 1993 Plan will terminate in November 2003 and the 1996 Plan will terminate in July 2006. The 1993 Plan and the 1996 Plan are referred to herein as the "Plans."

     The Plans are administered by the Board, unless the Board delegates authority to a committee composed of members of the Board. Subject to certain limitations set forth in the Plans, the Board has the authority to select the persons to whom rights under the Plans (the "Stock Awards") will be granted, to determine whether a Stock Award will be an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code (the "Code")) (an "Incentive Stock Option"), an option that does not qualify as an Incentive Stock Option (a "Nonqualified Stock Option" and, together with Incentive Stock Options, the "Options"), a stock bonus, a right to purchase restricted stock or a combination of the foregoing, and to specify the type of consideration to be paid to the Company upon exercise of a Stock Award. Incentive Stock Options may be granted only to employees of the Company and, subject to certain limitations set forth in the Plans, Stock Awards other than Incentive Stock Options may be granted to employees and directors of and consultants to the Company.

     The maximum term of Options granted under the Plans is ten years. The exercise price of Incentive Stock Options must be equal to at least 100% of the fair market value of the Common Stock on the date of grant. The exercise price of Incentive Stock Options granted under the Plans to any person holding more than 10% of the total combined voting power of all classes of stock of the Company must be equal to at least 110% of the fair market value of the Common Stock on the date of grant and the term of such option cannot exceed five years. To the extent that the aggregate fair market value of Common Stock with respect to which Incentive Stock Options granted to any person are first exercisable in any calendar year exceeds $100,000, the Incentive Stock Options or portions thereof which exceed such limit shall be treated as Nonqualified Stock Options. The exercise price of Nonqualified Stock Options must be equal to at least 85% of the fair market value of the Common Stock on the date of grant. Common Stock subject to Options granted under the Plans that expire or otherwise terminate without full exercise shall again become available for issuance under the respective Plans.

     With certain limited exceptions, Options granted under the Plans are non-transferable. Generally, Options granted under the Plans expire three months after the termination of an optionee's employment or other service relationship with the Company, except that Nonqualified Stock Options granted under the 1993

Plan generally expire six months after such termination. In general, if an optionee is disabled while in an employment or service relationship with the Company, Options granted under the Plans may be exercised up to twelve months following such optionee's disablement. In general, if an optionee dies while in an employment or service relationship with the Company, Options granted under the 1993 Plan may be exercised up to twelve months after the death of such optionee while Options granted under the 1996 Plan may be exercised up to 18 months after the death of such optionee.

     Subject to certain limitations contained in the Plans, the purchase price of Common Stock subject to a stock purchase agreement granted pursuant to the Plans, as well as the form of consideration to be paid to the Company upon the exercise of an Option, may be determined by the Board. In addition, the Board has the authority under the Plans to award stock pursuant to a stock bonus in consideration of past services actually rendered to the Company. Stock bonuses and restricted stock purchase awards granted under the Plans are generally non-transferable and the Common Stock awarded or sold pursuant to a stock bonus or restricted stock purchase agreement may be subject to a repurchase option in favor of the Company.

     As of September 1, 1996, the Company had granted Options under the 1993 Plan to purchase an aggregate of 852,359 shares (net of cancellations) at exercise prices ranging from $0.10 to $1.50 per share and 490,000 shares of Common Stock had been issued as restricted stock under the 1993 Plan, all of which is currently vested. As of September 1, 1996, no Stock Awards had been granted under the 1996 Plan.

     In the event of a merger or consolidation involving the Company, the Board has discretion to provide that all Stock Awards outstanding under the Plans will be assumed by the successor corporation or substituted with similar Stock Awards or, if such Stock Awards are not assumed or substituted, then, with respect to Stock Awards held by persons performing services as employees, directors or consultants, such Stock Awards will vest and become immediately exercisable prior to such event.

STOCK OPTIONS GRANTED OUTSIDE OF THE 1993 PLAN AND THE 1996 PLAN

     The Company has from time to time granted options to purchase shares of Common Stock outside of the 1993 Plan and the 1996 Plan ("Non-Plan Options") to certain directors, officers and employees of the Company. As of September 1, 1996, Non-Plan Options were outstanding to purchase an aggregate of 210,000 shares of Common Stock with exercise prices ranging from $0.10 to $1.50 (and a weighted average exercise price of $0.50 per share), and no Non-Plan Options had been exercised. These Non-Plan Options vest monthly and ratably over a three-year period. The Non-Plan Options have a term of ten years, except that Non-Plan Options generally expire 30 days after the termination of an optionee's employment or other service relationship with the Company. In general, if an optionee dies while in an employment or service relationship with the Company, that person's option may be exercised up to six months after his death.

EMPLOYEE STOCK PURCHASE PLAN

     In July 1996, the Board adopted, subject to stockholder approval, the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 125,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423(b) of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings of up to 27 months in length. The Purchase Plan provides that the Board shall specify certain terms and conditions that will apply to each such offering within the parameters set forth in the Purchase Plan. The initial offering under the Purchase Plan will commence on the date of this Prospectus and terminate on August 31, 1998. Employees who receive annual compensation in excess of $90,000 (the "Eligibility Cut-off") will not be eligible to participate in the initial offering. The Board has the authority to increase or decrease the amount of the Eligibility Cut-off from time to time.

     Except as set forth above, employees who satisfy the applicable length of service requirement specified by the Board for an offering are eligible to participate in the Purchase Plan for the period of such offering if they are customarily employed by the Company or an affiliate of the Company for at least 20 hours per week and at least five months per calendar year. Participating employees may elect to have up to 15% of their earnings (or such lesser amount specified by the Board for a particular offering period) withheld from their paychecks pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of Common Stock from the Company on specified purchase dates determined by the Board. The price of Common Stock purchased under the Purchase Plan generally will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the specified purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. Under the Purchase Plan, rights of any employee to purchase stock under all employee stock purchase plans may not accrue at a rate that exceeds $25,000 in fair market value per calendar year in which rights are outstanding, and no person may purchase shares to the extent such person owns or would own 5% or more of the total combined value or voting power of all classes of stock of the Company and its affiliates (including stock subject to options).

     In the event of a merger, reorganization, consolidation or liquidation involving the Company, the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan at any time; however, no such action may adversely affect any outstanding rights to purchase Common Stock under the Purchase Plan.

401(k) PLAN

     The Company maintains a tax-qualified employee savings and retirement plan under Section 401(k) of the Code (the "401(k) Plan") covering all of the Company's employees who have attained the age of 18 years and who have completed six months of employment. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation in an amount not to exceed the statutory prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The Company may make discretionary contributions to the 401(k) Plan, including contributions matching all or some portion of the elective contributions made by employees. The Company does not currently match employees' contributions. Any contributions made to the 401(k) Plan by the Company generally vest proportionally over five years of service. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The 401(k) Plan may be amended or discontinued at any time by the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law as in effect from time to time. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and executive officers.

     In addition, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives any improper personal benefit. The Certificate of Incorporation also provides that if the Delaware General Corporation Law is amended after the approval by the Company's stockholders of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                              CERTAIN TRANSACTIONS

     Prior to November 1993, the Company's operations were conducted by the Partnership. Effective as of November 22, 1993, the Partnership was reorganized into the Company through a contribution and exchange transaction (the "Roll-Up") pursuant to which the holders of general and limited partnership interests in the Partnership received 2,450,000 shares of the Company's Common Stock in exchange for their respective partnership interests in the Partnership. Of these shares, Debar, a principal stockholder of the Company and the holder of a partnership interest in the Partnership, received 2,418,500 shares. In connection with the Roll-Up, Marvin R. Brown, President, Chief Executive Officer and a director of the Company and Alexander Polinsky, Vice President of Chemistry, Chief Scientific Officer and a director of the Company each contributed his equity interest in Plictrix, Inc., a California corporation and a general partner of the Partnership ("Plictrix"), to the Company in exchange for 525,000 shares and 175,000 shares, respectively, of Common Stock, and Plictrix became a wholly owned subsidiary of the Company. The Roll-Up was effected to change the form of entity under which the Company's operations were conducted.

     In April 1994, the Company entered into a collaboration agreement with Amgen under which Alanex granted to Amgen a worldwide exclusive license to drugs discovered by Alanex to treat neurological diseases and a worldwide non-exclusive license to Alanet, a proprietary software program developed by the Company to analyze peptides. In connection with the collaboration agreement, the Company issued to Amgen 2,978,182 shares of Series A Preferred Stock at a purchase price of $1.51 per share and a warrant to purchase 703,636 shares of Common Stock at an exercise price of $0.005 per share. As of June 1996, the Company had received a total of $5,280,000 in contract research revenue under the collaboration agreement.

     In June 1996, the collaboration agreement between the Company and Amgen was terminated by Amgen. In connection with the termination of the Amgen agreement,
(i) except as set forth below, all rights to the Company's technology reverted to the Company, (ii) Amgen's warrant to purchase 703,636 shares of Common Stock was canceled and the Company issued a new warrant to Amgen to purchase 450,000 shares of Common Stock at an exercise price of $1.51 per share with a term of seven years and (iii) the Company redeemed Amgen's 2,978,182 shares of Series A Preferred Stock (representing all of the issued and outstanding Preferred Stock of the Company), at a repurchase price of $1.51 per share, payable with an unsecured, non-interest-bearing promissory note for $4,500,000 due June 28, 2001. In addition, under the termination agreement, Alanex is obligated to provide to Amgen, on a non-exclusive basis, on or before October 28, 1996, certain compounds that were included in the Alanex technology licensed to Amgen under the collaboration agreement. In exchange for such compounds, Amgen will pay Alanex $400,000. In connection with the termination, all licenses, options and other rights to the Company's technology granted to Amgen under the collaboration agreement were terminated.

     In November 1993, in connection with the purchase of 350,000 shares of Common Stock, Dr. Polinsky, Vice President of Chemistry, Chief Scientific Officer and a director of the Company, borrowed $17,500 pursuant to a promissory note. The promissory note is secured by the shares purchased and bears interest at the rate of 6.75% per annum. Payments of principal and accrued interest are payable in three equal annual installments beginning in November 1994; however, in the event Dr. Polinsky's employment by, or association with, the Company is terminated for any reason, all remaining unpaid principal and accrued interest will be accelerated and become due and payable immediately after such termination or disassociation. The shares of Common Stock pledged to secure the promissory note will be released from pledge at the rate of 20 shares for each $1.00 in principal amount of indebtedness paid. In fiscal 1995, the Company forgave $7,459 of Dr. Polinsky's indebtedness owed to the Company under the promissory note. As of September 1, 1996, the outstanding principal and accrued interest under the promissory note was $12,717.

     In November 1995, Dr. Polinsky also borrowed $50,000 from the Company pursuant to an unsecured promissory note bearing interest at the rate of 6.75% per annum. Accrued interest on the promissory note is payable in three equal annual installments commencing November 1996, with the entire principal amount and any accrued and unpaid interest becoming due in November 1998. As of September 1, 1996, the outstanding principal and accrued interest under the promissory note was $52,780.

     In May 1996, Dr. Brown, President, Chief Executive Officer and a director of the Company, borrowed $60,000 from the Company pursuant to an unsecured promissory note bearing interest at the rate of 6.75% per annum. Accrued interest is payable in three equal annual installments commencing May 1997, with the entire principal amount and any accrued and unpaid interest becoming due in May 1999. As of September 1, 1996, the outstanding principal and accrued interest under the promissory note was $62,262.

     In May 1996, the Company entered into an employment agreement with Ms. Youngers, the Director of Finance and Secretary of the Company. Under the employment agreement, the Company will pay Ms. Youngers an annual base salary of $108,000. In addition, Ms. Youngers will receive a bonus of $11,250 upon the successful completion of the Company's initial public offering of Common Stock and a second bonus of $11,250 upon the completion of one year of service with the Company. In connection with the employment agreement, the Company granted to Ms. Youngers an option to purchase 50,000 shares of Common Stock at an exercise price of $0.10 per share, with such option vesting in equal monthly installments over a four-year period; however, if Ms. Youngers is terminated by the Company without cause during the first two years of employment with the Company, the vesting of the option will be accelerated by a period of two years from the date of termination and if Ms. Youngers is terminated by the Company without cause at any time after the first two years of employment with the Company, the option will accelerate by a period of one year from the date of termination.

     The Company has entered into severance agreements with certain of its executive officers. See "Management -- Severance Agreements."

     The Company has entered into indemnification agreements with each of its executive officers and directors. See "Management -- Limitation of Liability and Indemnification of Officers and Directors."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the outstanding Common Stock as of September 1, 1996, and as adjusted to reflect the sale of the 2,500,000 shares of Common Stock being offered hereby by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                      SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                        OWNED PRIOR TO              OWNED AFTER
                                                          OFFERING(1)               OFFERING(1)
              DIRECTORS, OFFICERS AND                ---------------------     ---------------------
                  5% STOCKHOLDERS                     NUMBER       PERCENT      NUMBER       PERCENT
---------------------------------------------------  ---------     -------     ---------     -------
Debar ERA, Inc.(2).................................  2,418,500       64.5%     2,418,500       38.7%
  Box 5149
  Yuma, AZ 85366
The Jon and Caroline Jessen Family 1990 Trust(3)...  2,418,500       64.5%     2,418,500       38.7%
  4269 West County 12th Street
  Yuma, AZ 85565
Amgen Inc.(4)......................................    450,000       12.0%       450,000        7.2%
  1840 Dehavilland Drive
  Thousand Oaks, CA 91320
Marvin R. Brown(5).................................    556,857       14.7%       556,857        8.9%
Alexander Polinsky(6)..............................    537,492       14.3%       537,492        8.6%
Arnold T. Hagler...................................    140,000        3.7%       140,000        2.2%
Timothy J. Rink(7).................................      1,666        *            1,666        *
All directors and executive officers as a group (6
  persons)(8)......................................  1,247,355       32.8%     1,247,355       19.8%

---------------

 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, to the best of the Company's knowledge, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Shares subject to options that are exercisable within 60 days of September 1, 1996 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentage of beneficial ownership is based on 3,747,635 shares of Common Stock outstanding as of September 1, 1996, and 6,247,635 shares of Common Stock outstanding after completion of this offering. Except as set forth above, the address of each person set forth above is the address of the Company appearing elsewhere in this Prospectus.

(2) Includes 773,920 shares of Common Stock held by the Jessen Family Trust. All of the outstanding shares of Common Stock of Debar are held by the four adult children of Mr. Jessen, a director of the Company, as follows: 25% by Juli Jessen; 25% by Dirk Jessen; 25% by Mark Jessen; and 25% by Gowan Deckey. All of the outstanding shares of Debar are subject to the Dune Company of Yuma Voting Trust dated July 1, 1989 (the "Dune Trust"), the trustee of which is Mark Jessen. Mark Jessen, who is also the President and Chief Executive Officer of Debar has sole disposition and voting power over the shares held in the Dune Trust. The Dune Trust expires on June 30, 1999. Jon Jessen disclaims beneficial ownership of such shares.

(3) Includes 1,644,580 shares of Common Stock held by Debar. Juli Jessen, the adult daughter of Jon Jessen, a director of the Company, is the trustee of the Jessen Family Trust. Jon Jessen disclaims beneficial ownership of such shares.

(4) Includes 450,000 shares of Common Stock issuable pursuant to an outstanding warrant.

(5) Includes options to purchase 24,993 shares of Common Stock exercisable within 60 days of September 1, 1996. Also includes options to purchase 6,864 shares of Common Stock exercisable within 60 days of September 1, 1996, held by Alice Brown, the wife of Dr. Brown.

(6) Includes options to purchase 12,492 shares of Common Stock exercisable within 60 days of September 1, 1996.

(7) Includes options to purchase 1,666 shares of Common Stock exercisable within 60 days of September 1, 1996.

(8) Includes options to purchase 46,015 shares of Common Stock described in footnotes (5), (6) and (7) above, as applicable. Also includes options to purchase 11,340 shares of Common Stock exercisable within 60 days of September 1, 1996 held by Ms. Youngers, an executive officer of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     The Company intends to reincorporate in Delaware immediately prior to the completion of this offering. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of September 1, 1996, there were issued and outstanding 3,747,635 shares of Common Stock held by 15 holders of record.

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy."

     In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. All shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock will be validly issued, fully paid and nonassessable upon such conversion.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. There are currently no shares of Preferred Stock outstanding, and the Company has no current plans to issue any of the Preferred Stock.

WARRANTS

     As of September 1, 1996, there was a warrant outstanding to purchase 450,000 shares of Common Stock (the "Warrant") at an exercise price of $1.51 per share. The Warrant has a term of seven years. The Warrant was issued to Amgen in June 1996 in connection with the termination of a collaboration agreement between the Company and Amgen. See "Certain Transactions."

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an antitakeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within the three preceding years, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company. The Company's Certificate of Incorporation provides that, upon the completion of this offering, the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the composition of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of directors. In addition, the Company's Certificate of Incorporation provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. The Company's Bylaws limit who may call a special meetings of the stockholders. Further, the Company's Certificate of Incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Finally, the Company's Bylaws establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of management of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Antitakeover Provisions."

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for the Common Stock, and no prediction can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares are currently available for sale, or will be available for sale shortly after this offering, due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

     Upon completion of this offering, the Company will have outstanding 6,247,635 shares of Common Stock. Of these shares, all of the 2,500,000 shares of Common Stock sold in this offering will be freely tradable (unless such shares are held by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The remaining 3,747,635 shares are Restricted

Shares and are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 thereunder, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rule 144 or Rule 701, additional shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale in the public market on the date of this Prospectus,
(ii) 2,973,715 Restricted Shares (plus 522,182 shares of Common Stock issuable to employees pursuant to stock options that are then vested) will be eligible for sale upon expiration of lock-up agreements (as described below) 180 days after the date of this Prospectus and (iii) an additional 773,920 Restricted Shares will be eligible for sale from time to time hereafter upon expiration of their respective two-year holding periods under Rule 144.

     The Company's executive officers, directors and stockholders, who own all of the Restricted Shares, have agreed, subject to certain exceptions, that they will not, without the prior written consent of PaineWebber Incorporated, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days from the date of this Prospectus (the "Lockup Period"). PaineWebber Incorporated, in its sole discretion at any time and without notice, may release any or all shares from the lockup agreements and permit holders of the shares to resell all or any portion of their shares at any time prior to the expiration of the Lockup Period.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, any holder of Restricted Shares, including an affiliate of the Company, as to which at least two years have elapsed since the later of the date of their acquisition of such Restricted Shares from the Company or an affiliate, would be entitled, within any three-month period, to sell a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 62,476 shares immediately after the completion of this offering assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who owns beneficially Restricted Shares is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided that at least three years have elapsed since the date the shares were acquired from either the Company or from an affiliate of the Company.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the completion of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to stock options granted by the Company before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and, beginning 90 days after the date of this Prospectus (unless subject to the contractual restrictions described above), may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

     The Company intends to file a registration statement under the Securities Act covering (i) 1,350,000 shares of Common Stock issuable under the 1993 Plan,
(ii) 500,000 shares of Common Stock issuable under the 1996 Plan, (iii) 150,000 shares of Common Stock issuable upon exercise of options issued outside of the 1993 Plan and the 1996 Plan and (iv) 125,000 shares of Common Stock issuable under the Purchase Plan. Such registration statement is expected to be filed soon after the date of this Prospectus and will become effective upon filing. Accordingly, the shares registered under such registration statement will be available for sale in the public market, unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), for whom PaineWebber Incorporated, Needham & Company, Inc. and Sutro & Co. Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company and the Representatives (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite the name of such Underwriters below at the price set forth on the cover page of this Prospectus.

                                 UNDERWRITER                           NUMBER OF SHARES
        -------------------------------------------------------------  ----------------
        PaineWebber Incorporated.....................................
        Needham & Company, Inc.......................................
        Sutro & Co. Incorporated.....................................
                                                                        -----------
                  Total..............................................
                                                                        ===========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to certain conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the shares of Common Stock offered hereby, if any are purchased (without consideration of any shares that may be purchased through the Underwriters' over-allotment option).

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession to other dealers not in excess of $ per share; and that the Underwriters and such dealers may reallow a concession to other dealers not in excess of $ per share. After the initial public offering of the Common Stock, the public offering price, the concessions to selected dealers and reallowance to other dealers may be changed by the Representatives.

     At the request of the Company, the Underwriters have reserved up to 125,000 shares of Common Stock for sale at the initial public offering price to employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as is approximately equal to the percentage of shares of Common Stock that each is obligated to purchase as shown in the table set forth above.

     The representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, its directors and executive officers and certain stockholders have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock owned by them prior to the expiration of 180 days from the date of this Prospectus, except (i) for shares of Common Stock offered hereby, (ii) with the prior written consent of PaineWebber Incorporated, and (iii) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options or the grant of options to purchase shares of Common Stock.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Accordingly, the initial public offering price will be determined by negotiations among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the technology base of the Company, the quality and experience of the Company's scientific talent, the previous experience of the Company's executive officers, the medical and research applications and potential markets to be addressed by the Company's product development programs, the market prices of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of the offering.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by its counsel, Cooley Godward LLP, San Diego, California. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Shearman & Sterling, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of Alanex Corporation as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission Web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by its independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
Independent Auditors' Report.........................................................   F-2
Consolidated Balance Sheets..........................................................   F-3
Consolidated Statements of Operations................................................   F-4
Consolidated Statements of Stockholders' Equity......................................   F-5
Consolidated Statements of Cash Flows................................................   F-6
Notes to Consolidated Financial Statements...........................................   F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Alanex Corporation:

     We have audited the accompanying consolidated balance sheets of Alanex Corporation and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alanex Corporation and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

San Diego, California
July 3, 1996, except for note 12 and the fourth paragraph of note 6 to the consolidated financial statements, as to which the dates are July 17, 1996 and October 11, 1996, respectively

                               ALANEX CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996

                                ASSETS (Note 5)

                                                              DECEMBER 31,
                                                       ---------------------------      JUNE 30,
                                                          1994            1995            1996
                                                       -----------     -----------     ----------
                                                                                       (UNAUDITED)
Current assets:
  Cash.............................................    $   375,000     $   114,000     $2,830,000
  Debt securities available for sale...............      2,971,000       2,053,000      1,513,000
  Inventory........................................         64,000         131,000        114,000
  Prepaid expenses and other current assets........         34,000         167,000        141,000
                                                       -----------     -----------     ----------
          Total current assets.....................      3,444,000       2,465,000      4,598,000
                                                       ===========     ===========     ==========
Property and equipment, net (notes 4 and 5)........      1,265,000       3,122,000      2,929,000
Notes receivable from officers (note 3)............             --          60,000        110,000
Deposits and other assets..........................         99,000         111,000        108,000
                                                       -----------     -----------     ----------
          Total assets.............................    $ 4,808,000     $ 5,758,000     $7,745,000
                                                       ===========     ===========     ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit (note 5)..........................    $   506,000     $   725,000     $  715,000
  Current maturities of long-term debt (note 5)....        199,000         347,000        507,000
  Accounts payable and accrued expenses............         91,000         305,000        334,000
  Accrued payroll, payroll taxes and benefits......        145,000         242,000        301,000
  Deferred contract research revenue (note 6)......        195,000          94,000        860,000
                                                       -----------     -----------     ----------
          Total current liabilities................      1,136,000       1,713,000      2,717,000
Long-term debt, less current maturities (note 5)...         43,000       1,164,000      3,716,000
                                                       -----------     -----------     ----------
          Total liabilities........................      1,179,000       2,877,000      6,433,000
Stockholders' equity (notes 7, 8 and 12):
  Preferred stock, $0.001 par value, 10,000,000
     shares authorized; 2,978,000 Series A shares
     issued and outstanding at December 31, 1994
     and 1995; none outstanding at June 30, 1996...      4,430,000       4,430,000             --
  Common stock, $0.001 par value; 40,000,000 shares
     authorized; 3,640,000, 3,723,000 and 3,737,000
     shares issued and outstanding at December 31,
     1994 and 1995 and June 30, 1996,
     respectively..................................          4,000           4,000          4,000
  Additional paid-in capital.......................        252,000         260,000      1,924,000
  Note receivable from officer for purchase of
     common stock..................................        (18,000)        (12,000)       (12,000)
  Deferred compensation............................             --              --       (160,000)
  Accumulated deficit..............................     (1,039,000)     (1,801,000)      (444,000)
                                                       -----------     -----------     ----------
          Total stockholders' equity...............      3,629,000       2,881,000      1,312,000
                                                       -----------     -----------     ----------
Commitments (note 10)
          Total liabilities and stockholders'
            equity.................................    $ 4,808,000     $ 5,758,000     $7,745,000
                                                       ===========     ===========     ==========

          See accompanying notes to consolidated financial statements.

                               ALANEX CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995,
             AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996

                                                                            SIX-MONTH PERIODS ENDED
                                      YEARS ENDED DECEMBER 31,                     JUNE 30,
                              ----------------------------------------     -------------------------
                                1993           1994            1995           1995           1996
                              ---------     -----------     ----------     ----------     ----------
                                                                                  (UNAUDITED)
Revenue:
  Contract research revenue
     (note 6)...............  $  23,000     $    50,000     $  944,000     $  382,000     $  946,000
  Contract research revenue
     from a related party...         --       1,440,000      2,565,000      1,215,000      1,275,000
  Project initiation fees...         --         250,000        250,000             --      2,000,000
  Other revenue.............      6,000          16,000          7,000             --          3,000
                               --------       ---------      ---------      ---------      ---------
          Total revenue.....     29,000       1,756,000      3,766,000      1,597,000      4,224,000
Operating expenses:
  Research and
     development............    816,000       2,181,000      3,685,000      1,522,000      2,274,000
  General and administrative
     (note 8)...............    162,000         585,000        804,000        387,000        562,000
                               --------       ---------      ---------      ---------      ---------
          Total operating
            expenses........    978,000       2,766,000      4,489,000      1,909,000      2,836,000
                               --------       ---------      ---------      ---------      ---------
Income (loss) from
  operations................   (949,000)     (1,010,000)      (723,000)      (312,000)     1,388,000
                               --------       ---------      ---------      ---------      ---------
Other income (expense):
  Interest income...........         --          97,000        180,000         84,000         79,000
  Interest expense..........    (31,000)        (25,000)      (168,000)       (37,000)      (105,000)
  Loss on sale of property
     and equipment..........         --              --        (49,000)            --             --
                               --------       ---------      ---------      ---------      ---------
          Other income
            (expense).......    (31,000)         72,000        (37,000)        47,000        (26,000)
                               --------       ---------      ---------      ---------      ---------
Income (loss) before income
  taxes.....................   (980,000)       (938,000)      (760,000)      (265,000)     1,362,000
Income taxes (note 9).......     (1,000)         (1,000)        (2,000)        (2,000)        (2,000)
                               --------       ---------      ---------      ---------      ---------
          Net income
            (loss)..........  $(981,000)    $  (939,000)    $ (762,000)    $ (267,000)    $1,360,000
                               ========       =========      =========      =========      =========
Net income (loss) per
  share.....................  $   (0.24)    $     (0.22)    $    (0.17)    $    (0.06)    $     0.30
                               ========       =========      =========      =========      =========
Weighted average number of
  common and common
  equivalent shares
  outstanding...............  4,012,000       4,364,000      4,504,000      4,464,000      4,545,000

          See accompanying notes to consolidated financial statements.

                               ALANEX CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995,
             AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996

                                                                                                                    NOTE
                                                                                                                 RECEIVABLE
                                                                                                                     FOR
                                                   PREFERRED STOCK              COMMON STOCK        ADDITIONAL   PURCHASE OF
                                   PARTNERS'   ------------------------     ---------------------    PAID-IN       COMMON
                                    CAPITAL      SHARES       AMOUNT         SHARES      AMOUNT      CAPITAL        STOCK
                                   ---------   ----------   -----------     ---------   ---------   ----------   -----------
Partners' capital at               $  76,000           --   $        --            --   $      --   $       --    $      --
 December 31, 1992...............
Capital contributions............    962,000           --            --            --          --           --           --
Issuance of stock in exchange for   (157,000)          --            --     3,150,000       4,000      153,000           --
 partnership interest............
Issuance of common stock in               --           --            --       350,000          --       18,000      (18,000)
 exchange for note receivable
 from officer....................
Net loss.........................   (881,000)          --            --            --          --           --           --
                                   ----------  ----------    ----------        ------   ----------    --------     --------
Balance at December 31, 1993.....         --           --            --     3,500,000       4,000      171,000      (18,000)
Issuance of Series A preferred            --    2,978,000     4,430,000            --          --       67,000           --
 stock and common stock warrants
 to Amgen........................
Issuance of common stock.........         --           --            --       140,000          --       14,000           --
Net loss.........................         --           --            --            --          --           --           --
                                   ----------  ----------    ----------        ------   ----------    --------     --------
Balance at December 31, 1994.....         --    2,978,000     4,430,000     3,640,000       4,000      252,000      (18,000)
Payments received on note                 --           --            --            --          --           --        6,000
 receivable from officer for
 purchase of common stock........
Issuance of common stock on               --           --            --        83,000          --        8,000           --
 exercise of stock options.......
Net loss.........................         --           --            --            --          --           --           --
                                   ----------  ----------    ----------        ------   ----------    --------     --------
Balance at December 31, 1995.....         --    2,978,000     4,430,000     3,723,000       4,000      260,000      (12,000)
Redemption of Series A preferred
 stock (unaudited)...............         --   (2,978,000)   (4,430,000)           --          --    1,502,000           --
Issuance of common stock on               --           --            --        14,000          --        2,000           --
 exercise of stock options
 (unaudited).....................
Deferred compensation related to          --           --            --            --          --      160,000           --
 grant of stock options..........
Net income (unaudited)...........         --           --            --            --          --           --           --
                                   ----------  ----------    ----------        ------   ----------    --------     --------
Balance at June 30, 1996           $      --           --   $        --     3,737,000   $   4,000   $1,924,000    $ (12,000)
 (unaudited).....................
                                   ==========  ==========    ==========     =========   ==========    ========     ========


                                     DEFERRED     ACCUMULATED
                                   COMPENSATION     DEFICIT        TOTAL
                                   ------------   -----------   -----------
Partners' capital at                $       --    $       --    $    76,000
 December 31, 1992...............
Capital contributions............           --            --        962,000
Issuance of stock in exchange for           --            --             --
 partnership interest............
Issuance of common stock in                 --            --             --
 exchange for note receivable
 from officer....................
Net loss.........................           --      (100,000 )     (981,000)
                                     ---------    ----------    -----------
Balance at December 31, 1993.....           --      (100,000 )       57,000
Issuance of Series A preferred              --            --      4,497,000
 stock and common stock warrants
 to Amgen........................
Issuance of common stock.........           --            --         14,000
Net loss.........................           --      (939,000 )     (939,000)
                                     ---------    ----------    -----------
Balance at December 31, 1994.....           --    (1,039,000 )    3,629,000
Payments received on note                   --            --          6,000
 receivable from officer for
 purchase of common stock........
Issuance of common stock on                 --            --          8,000
 exercise of stock options.......
Net loss.........................           --      (762,000 )     (762,000)
                                     ---------    ----------    -----------
Balance at December 31, 1995.....           --    (1,801,000 )    2,881,000
Redemption of Series A preferred
 stock (unaudited)...............           --        (3,000 )   (2,931,000)
Issuance of common stock on                 --            --          2,000
 exercise of stock options
 (unaudited).....................
Deferred compensation related to      (160,000)           --             --
 grant of stock options..........
Net income (unaudited)...........           --     1,360,000      1,360,000
                                     ---------    ----------    -----------
Balance at June 30, 1996            $ (160,000)   $ (444,000 )  $ 1,312,000
 (unaudited).....................
                                     =========    ==========    ===========

          See accompanying notes to consolidated financial statements.

                               ALANEX CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995,
             AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996

                                                                                      SIX-MONTH PERIODS ENDED
                                                YEARS ENDED DECEMBER 31,                     JUNE 30,
                                         ---------------------------------------     -------------------------
                                           1993          1994           1995            1995           1996
                                         ---------    -----------    -----------     -----------    ----------
                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................  $(981,000)   $  (939,000)   $  (762,000)    $  (267,000)   $1,360,000
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization......     98,000        274,000        641,000         222,000       327,000
    Loss on sale of property and                --             --         49,000              --            --
      equipment........................
    Changes in assets and liabilities:
      Inventory........................         --        (64,000)       (67,000)        (45,000)       17,000
      Prepaid expenses and other            (2,000)       (72,000)      (133,000)        (68,000)       26,000
         current assets................
      Accounts payable and accrued           1,000         90,000        214,000          96,000        29,000
         expenses......................
      Accrued payroll, payroll taxes            --        145,000         97,000          44,000        59,000
         and benefits..................
      Deferred contract research            50,000        145,000       (101,000)        480,000       766,000
         revenue.......................
                                         ---------     ----------     ----------      ----------    ----------
         Net cash provided by (used in)   (834,000)      (421,000)       (62,000)        462,000     2,584,000
           operating activities........
                                         ---------     ----------     ----------      ----------    ----------
Cash flows from investing activities:
  Proceeds from sale of property and            --             --         28,000              --            --
    equipment..........................
  Purchase of property and equipment...     (3,000)    (1,276,000)    (2,568,000)     (2,371,000)     (134,000)
  Purchase of debt securities available         --     (4,454,000)    (1,495,000)     (1,495,000)           --
    for sale and time deposits.........
  Proceeds from sale and maturities of          --      1,526,000      2,413,000       1,939,000       540,000
    debt securities available for
    sale...............................
  Notes receivable from officers,               --             --        (54,000)          6,000       (50,000)
    net................................
  Deposits and other assets............    (14,000)       (33,000)       (19,000)        (31,000)        3,000
                                         ---------     ----------     ----------      ----------    ----------
         Net cash provided by (used in)    (17,000)    (4,237,000)    (1,695,000)     (1,952,000)      359,000
           investing activities........
                                         ---------     ----------     ----------      ----------    ----------

Cash flows from financing activities:
  Capital contributions................    805,000             --             --              --            --
  Net borrowings on line of credit.....         --        506,000        219,000         461,000       (10,000)
  Proceeds from issuance of long-term       80,000        482,000      1,670,000       1,470,000            --
    debt...............................
  Payments on long-term debt...........    (37,000)      (468,000)      (401,000)       (141,000)     (219,000)
  Proceeds from issuance of common              --         14,000             --              --            --
    stock..............................
  Proceeds from issuance of Series A            --      4,430,000             --              --            --
    preferred stock....................
  Proceeds from issuance of common              --         67,000          8,000           6,000         2,000
    stock warrants, options............
                                         ---------     ----------     ----------      ----------    ----------
         Net cash provided by (used in)    848,000      5,031,000      1,496,000       1,796,000      (227,000)
           financing activities........
                                         ---------     ----------     ----------      ----------    ----------
Net increase (decrease) in cash........     (3,000)       373,000       (261,000)        306,000     2,716,000
Cash at beginning of period............      5,000          2,000        375,000         419,000       114,000
                                         ---------     ----------     ----------      ----------    ----------
Cash at end of period..................  $   2,000    $   375,000    $   114,000     $   725,000    $2,830,000
                                         =========     ==========     ==========      ==========    ==========

                               ALANEX CORPORATION

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995,
             AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996

                                                                                      SIX-MONTH PERIODS ENDED
                                                YEARS ENDED DECEMBER 31,                     JUNE 30,
                                           1993          1994           1995            1995           1996
                                         ---------    ----------     ----------      ----------     ----------
                                                                                            (UNAUDITED)
Supplemental cash flow disclosures:
  Cash paid during the period for        $  31,000    $    23,000    $   163,000     $    34,000    $  111,000
    interest...........................
  Cash paid during the period for        $   1,000    $     1,000    $     2,000     $     2,000    $    2,000
    income taxes.......................
Supplemental schedule of noncash
  investing and financing activities:
    Common stock issued for limited      $ 157,000    $        --    $        --     $        --    $       --
      partnership interests............
    Redemption of Series A preferred     $      --    $        --    $        --     $        --    $2,931,000
      stock in exchange for a note
      payable and warrants (notes 5 and
      7)...............................
    Common stock issued in return for    $  18,000    $        --    $        --     $        --    $       --
      note receivable from officer.....

          See accompanying notes to consolidated financial statements.

                               ALANEX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       DECEMBER 31, 1994 AND 1995 (AUDITED) AND JUNE 30, 1996 (UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Reorganization

     Alanex Corporation (the "Company") was incorporated in November 1993, under the laws of the State of California. The Company is a drug discovery company that is applying its highly integrated and comprehensive approach to rapidly and cost-effectively discover and optimize novel, small molecule drug candidates.

     Prior to November 1993, the Company's operations were conducted through Alanex, L.P., a California limited partnership ("Alanex") and Plictrix, Inc. ("Plictrix"), the general partner of Alanex. In 1993, the partners approved the reorganization of Alanex and Plictrix to form the Company effective in November 1993. In conjunction with this transaction, the Company issued 2,450,000 shares of common stock to the partners of Alanex and 700,000 shares to stockholders of Plictrix in exchange for their respective ownership interests. The transaction has been accounted for as a reorganization of entities under common control, using historical cost. The Company has restated all historical financial information to reflect the reorganization.

     On March 31, 1994, all of the assets and liabilities of Alanex were transferred to the Company and Alanex was dissolved.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Alanex Corporation and its wholly owned subsidiary Plictrix. All significant intercompany balances have been eliminated in consolidation.

  Debt Securities Available for Sale

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). SFAS 115 requires that investments be classified as "held to maturity," "available for sale" or "trading securities." Investments held to maturity would be reported at amortized cost. Other investments in debt and equity securities would be recorded at fair market value. The Company adopted SFAS 115 effective January 1, 1994. The adoption of SFAS 115 did not have a material impact on the Company's financial position or results of operations.

     Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale. As of December 31, 1994 and 1995 and June 30, 1996, debt securities available for sale consisted of government-backed and corporate debt instruments. Debt securities available for sale are carried at fair value, which approximates cost, with any unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. These securities mature at various dates through 1996.

  Inventory

     Inventory consists of chemical materials and supplies and is stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis.

                               ALANEX CORPORATION

       DECEMBER 31, 1994 AND 1995 (AUDITED) AND JUNE 30, 1996 (UNAUDITED)

  Depreciation and Amortization

     Depreciation and amortization are computed using the double declining balance method over the estimated useful lives of the related assets or over the terms of the related capital leases, whichever is shorter (three to fifteen years). Renewals and replacements which extend the useful life of the asset are capitalized.

  Contract Revenue

     Contract research revenue is based on an established rate for each full-time equivalent scientist ("FTE") and is negotiated to include a reasonable profit. Research revenue is recognized at the time research and development activities are performed under the terms of the research contracts. Contract research payments are generally received in advance of the performance of the related research activities under the contract at the beginning of each quarter. Such payments received in excess of amounts earned are recorded as deferred contract research revenue. Project initiation fees and milestone payments are nonrefundable and the contracts do not specify any future performance obligations on the part of the Company related to such fees or payments. Project initiation fees are recognized under the contract as revenue when earned, generally when received, upon signing of a contract. Revenue from milestone payments will be recognized if and when the results or events stipulated in the agreement have been achieved. Through June 30, 1996, the Company has not received any milestone payments under any of its collaboration agreements.

  Research and Development Costs

     All research and development costs are expensed in the period incurred.

  Net Income (Loss) Per Share

     Net income (loss) per share is computed based upon the weighted average number of common and common equivalent shares (using the treasury stock method) outstanding after certain adjustments described below. Common equivalent shares are not included in the per-share calculations where the effect of their inclusion would be anti-dilutive, except that, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the twelve-month period prior to the initial filing of the Company's proposed initial public offering have been included in the calculation as if they were outstanding for all periods presented using the treasury stock method and the anticipated public offering price of common stock.

  Income Taxes

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

  Use of Estimates

     The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect

                               ALANEX CORPORATION

       DECEMBER 31, 1994 AND 1995 (AUDITED) AND JUNE 30, 1996 (UNAUDITED)

the reported amounts of assets and liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

  Consolidated Interim Financial Information

     The accompanying interim financial information as of June 30, 1996, and for the six-month periods ended June 30, 1995 and 1996, is unaudited and, in the opinion of management, reflects all adjustments that are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the period then ended. All such adjustments are of a normal and recurring nature.

(2) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that fair values be disclosed for the Company's financial instruments. The carrying amount of cash, other current assets, accounts payable and accrued expenses, and deferred contract research revenue are considered to be representative of their respective fair values due to the short-term nature of those instruments. Debt securities available for sale are carried at fair value. The carrying amount of the line of credit and longterm debt are reasonable estimates of their fair values as the debt bears interest based on market rates currently available for debt with similar terms.

(3) RELATED PARTY TRANSACTION

     As of December 31, 1995, the Company had a short-term receivable from an officer of the Company of $10,000, due October 6, 1996. As of May 22, 1996, this amount was combined with an outstanding note receivable from the officer in the amount of $50,000 dated January 22, 1996. The new note, in the amount of $60,000, is due in May 1999 with interest payable annually at the minimum rate of interest required to avoid imputed interest (6.75% at December 31, 1995).

     As of December 31, 1995, the Company also has two notes receivable from another officer with original principal face values of $17,500 and $50,000. The balance on the first note of $12,000 is related to the purchase of common stock, is secured by the stock and is due November 22, 1996. The unsecured note in the amount of $50,000 is due November 3, 1998. Interest is payable annually at the minimum rate of interest required to avoid imputed interest (6.75% at December 31, 1995).

(4) PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and consist of the following at December 31, 1994 and 1995 and June 30, 1996:

                                                                                         1996
                                                          1994           1995         -----------
                                                       ----------     -----------     (UNAUDITED)
Laboratory equipment.................................  $1,013,000     $ 1,752,000     $ 1,834,000
Office and computer equipment........................     527,000         689,000         743,000
Leasehold improvements...............................     126,000       1,747,000       1,732,000
Construction in progress.............................     100,000              --              --
                                                       ----------     -----------     -----------
                                                        1,766,000       4,188,000       4,309,000
Accumulated depreciation and amortization............    (501,000)     (1,066,000)     (1,380,000)
                                                       ----------     -----------     -----------
                                                       $1,265,000     $ 3,122,000     $ 2,929,000
                                                       ==========     ===========     ===========

                               ALANEX CORPORATION

       DECEMBER 31, 1994 AND 1995 (AUDITED) AND JUNE 30, 1996 (UNAUDITED)

     Laboratory and office equipment acquired under a capital lease obligation totaled $193,000, $170,000 and $170,000, net of accumulated amortization of $152,000, $145,000 and $161,000 at December 31, 1994 and 1995 and June 30, 1996,
respectively.

(5) LONG-TERM DEBT

     Long-term debt at December 31, 1994 and 1995 and June 30, 1996 consists of the following:

                                                                                       JUNE 30,
                                                           1994           1995           1996
                                                         ---------     ----------     -----------
                                                                                      (UNAUDITED)
Unsecured, non-interest bearing, term obligation for
  preferred stock redemption, face value of $4,500,000,
  discounted to an 8.95% effective rate, due June 28,
  2001.................................................  $      --     $       --     $ 2,931,000
Term note payable to bank, interest at 30-day
  commercial paper rate plus 2.95% (8.95% at December
  31, 1995), principal payments of $20,000 plus
  interest due monthly through August 1996; secured by
  equipment............................................    160,000        160,000          40,000
Capital lease obligation for equipment, interest at
  8.5% per annum, monthly installments due through
  October 1996, secured by equipment...................     82,000         36,000          12,000
Term obligation for tenant improvements, interest at
  11% per annum, monthly installments of $24,000 due
  through 2002; secured by leasehold improvements......         --      1,315,000       1,240,000
                                                         ---------     ----------      ----------
                                                           242,000      1,511,000       4,223,000
  Current maturities...................................   (199,000)      (347,000)       (507,000)
                                                         ---------     ----------      ----------
                                                         $  43,000     $1,164,000     $ 3,716,000
                                                         =========     ==========      ==========

     Maturities of long-term debt as of December 31, 1995, are as follows:

                                                                         CAPITAL
                                                             DEBT         LEASE         TOTAL
                                                          ----------     --------     ----------
1996....................................................  $  311,000     $ 36,000     $  347,000
1997....................................................     171,000           --        171,000
1998....................................................     191,000           --        191,000
1999....................................................     213,000           --        213,000
2000....................................................     589,000           --        589,000
                                                          ----------     --------     ----------
                                                           1,475,000       36,000      1,511,000
Current maturities......................................    (311,000)     (36,000)      (347,000)
                                                          ----------     --------     ----------
                                                          $1,164,000     $     --     $1,164,000
                                                          ==========     ========     ==========

     In connection with the secured term note payable, the Company has an available line of credit for the difference between the balance outstanding on the term notes and $1,200,000 and $960,000 at December 31, 1994 and 1995, respectively. The credit facility requires $240,000 of the loan principal balance to be converted to a term loan and paid annually. The line of credit bears interest at the 30-day commercial paper rate plus 2.95%. The balance outstanding on this line of credit was $506,000, $725,000 and $715,000 at December 31, 1994 and 1995 and June 30, 1996, respectively. Both the term note payable and line of credit are secured by all of the assets of the Company and are guaranteed by Amgen Inc. ("Amgen") (Note 7).

                               ALANEX CORPORATION

       DECEMBER 31, 1994 AND 1995 (AUDITED) AND JUNE 30, 1996 (UNAUDITED)

(6) RESEARCH AND LICENSE AGREEMENTS

  Amgen

     In April 1994, the Company and Amgen, a preferred stockholder, entered into a collaborative research and license agreement to conduct drug research programs. Under the terms of the agreement, the Company received a negotiated amount for each research FTE devoted to the programs per year. This research agreement was terminated by mutual agreement effective in June 1996. Included in contract revenue for 1994 and 1995 is $1,440,000 and $2,565,000, respectively, recognized under this agreement (Note 7).

  Astra Pharma

     In December 1994, the Company and Astra AB entered into a three-year collaboration agreement for the identification and optimization of lead compounds that interact with a specific opiate receptor which may have application in the treatment of pain. The agreement was subsequently assigned to Astra Pharma, an affiliate of Astra AB. The Company was paid a project initiation fee of $250,000 and, Astra Pharma is obligated to make additional payments upon the achievement of certain milestones. In addition, Astra Pharma is obligated to provide up to $2.25 million of additional funding to support research undertaken in connection with the agreement. Through June 30, 1996, Alanex has received $1.3 million under the collaboration agreement. Under the terms of the collaboration, Astra Pharma owns all rights in and has title to any and all compounds discovered and products developed as a result of the research collaboration. The Company has no right to commercialize and is not entitled to receive royalties on the sales of any products resulting from the collaboration agreement. Astra Pharma may terminate the collaboration agreement at any time upon three months' written notice. In the event of early termination of the collaboration agreement, Astra Pharma shall have exclusive title to all compounds and associated intellectual property rights discovered as a result of the collaboration.

  Novo Nordisk

     In October 1995, the Company and Novo Nordisk entered into a three-year collaboration agreement for the characterization of novel, non-peptide ligands with desired receptor ligand binding affinities to be used to develop small molecule drugs for the treatment of diabetes. Novo Nordisk paid the Company a project initiation fee of $250,000 and is obligated to make additional payments to the Company upon the achievement of certain milestones. In addition, Novo Nordisk is obligated to provide up to $4.5 million of additional funding to support research at the Company in the field of collaboration. The agreement provides that, in the event the collaboration results in a drug candidate which Novo Nordisk elects to pursue to commercialization, Novo Nordisk will be granted an exclusive worldwide license to develop and commercialize such drug candidate and the Company will receive royalties on the sales of any such drug. Through June 30, 1996, Alanex has received $1.3 million under the collaboration agreement. Novo Nordisk may, at any time, terminate the collaboration upon three months' written notice. Upon any such early termination, any licenses granted to Novo Nordisk by Alanex under the collaboration agreement will continue in full force and effect, unless otherwise specifically terminated.

  Roche Bioscience

     In June 1996, the Company and Roche Bioscience entered into a three-year collaboration agreement to discover an antagonist for an undisclosed target for the treatment of pain. The agreement provides for Roche Bioscience to pay to the Company a non-refundable project initiation fee of $4.0 million, one-half of which was paid and recognized as revenue upon execution of the collaboration agreement and one-half of which

                               ALANEX CORPORATION

       DECEMBER 31, 1994 AND 1995 (AUDITED) AND JUNE 30, 1996 (UNAUDITED)

Roche Bioscience will be obligated to pay on October 31, 1996. Roche Bioscience is obligated to make additional payments upon the achievement of certain milestones. In addition, during the term of the agreement, Roche Bioscience will provide a minimum of $5.5 million in additional funding to support research personnel at the Company, and the Company will work exclusively with Roche Bioscience on the selected molecular target. Through June 30, 1996, the Company has received $2,575,000 under the collaboration agreement. Roche Bioscience also has the option, until January 15, 1997, to expand the field of research to include the funding of one or more additional molecular targets. The agreement provides to Roche Bioscience an exclusive worldwide license to commercialize any compounds resulting from the research that is selected by Roche Bioscience for further development and to pay royalties on any sales of products developed from the collaboration. Alanex will retain all rights to compounds not selected by Roche Bioscience for development, provided that Roche Bioscience is not developing a structurally-related compound on which Roche Bioscience will be paying milestones and royalties to the Company and Alanex may pursue such compounds following termination of the collaboration. Upon completion of the first year of the agreement, Roche Bioscience may terminate the collaboration at any time upon six months' prior written notice. If the collaboration agreement is terminated prior to its expiration, all licenses granted by the parties to one another will terminate and revert back to the respective parties, but Roche Bioscience will retain the right to commercialize any products resulting from the research efforts under licenses granted by the Company prior to the termination.

  Mount Sinai

     In June 1996, the Company and Mount Sinai entered into an agreement to conduct research relating to the human GnRH receptor. Under the agreement, the Company funded the initial phase of the research and is obligated to provide additional funding upon the achievement of certain milestones. In connection with the research the agreement, Mount Sinai granted the Company, (i) a non-exclusive worldwide license to develop and commercialize any products based upon certain inventions and technologies owned by Mt. Sinai relating to the human GnRH receptor and (ii) an exclusive worldwide license to develop and commercialize any products based upon know-how or patents or patent applications covering inventions made during the course of the research. Pursuant to the terms of the licenses, the Company is obligated to pay Mount Sinai a percentage of any milestone payments received by the Company from third-party sublicenses and royalties on sales of products. The Company may terminate the licenses upon 60 days' written notice whereupon all rights granted under the licenses will revert back to Mount Sinai.

(7) STOCKHOLDERS' EQUITY

     In April 1994, the Company entered into a collaboration agreement with Amgen under which Alanex granted to Amgen a worldwide exclusive license to drugs discovered by Alanex to treat neurological diseases and a worldwide nonexclusive license to Alanex, a proprietary software program developed by the Company to analyze peptides. In connection with the collaboration agreement, the Company issued to Amgen 2,978,182 shares of Series A Preferred Stock at a purchase price of $1.51 per share and a warrant to purchase 703,636 shares of common stock at an exercise price of $0.005 per share. As of June 1996, the Company had received a total of $5,280,000 in contract research revenue under the collaboration agreement.

     In June 1996, the collaboration agreement between the Company and Amgen was terminated. In connection with the termination of the Amgen agreement, (i) except as set forth below, all rights to the Company's technology reverted to the Company, (ii) Amgen's warrant to purchase 703,636 shares of common stock was canceled and the Company issued a new warrant to Amgen to purchase 450,000 shares of common stock at an exercise price of $1.51 per share with a term of seven years, and (iii) the Company redeemed Amgen's 2,978,182 shares of Series A Preferred Stock (representing all of the issued and outstanding Preferred Stock of the Company), at a repurchase price of $1.51 per share. The Company recorded an

                               ALANEX CORPORATION

       DECEMBER 31, 1994 AND 1995 (AUDITED) AND JUNE 30, 1996 (UNAUDITED)

unsecured, non-interest bearing promissory note in the amount of $4,500,000 due June 28, 2001. This note has been discounted in the Consolidated Financial Statements at 8.95% (Note 5). In addition, under the termination agreement, Alanex is obligated to provide to Amgen on a non-exclusive basis, on or before October 28, 1996, certain compounds that were included in the Alanex technology licensed to Amgen under the collaboration agreement. In exchange for such compounds, Amgen will pay Alanex $400,000. In connection with the termination, all licenses, options and other rights to the Company's technology granted to Amgen under the collaboration agreement were terminated.

(8) STOCK OPTIONS

     In November 1993, the Company adopted the Alanex Corporation 1993 Stock Plan (the "Plan"). Upon adoption of the Plan, 1,050,000 shares of common stock were reserved for issuance under the Plan. In December 1993, the number of shares of common stock issuable under the Plan was increased to 1,350,000. Under the Plan, the Board of Directors may grant incentive stock options to purchase common stock at prices which are not less than the fair market value at the date of grant. Nonstatutory stock options are granted at prices which are to be determined by the Board of Directors, but not less than 85% of fair market value at the date of grant. Other terms and conditions are established by the Board of Directors at the time of grant. Options under the Plan generally vest over 4 years and have a term of 10 years from the date of grant.

     The Company has from time to time granted options to purchase shares of common stock outside of the Plan ("NonPlan Options") to certain directors, officers and employees of the Company. As of June 30, 1996, Non-Plan Options, granted on January 19, 1996, were outstanding to purchase an aggregate of 150,000 shares of common stock at a weighted average exercise price of $0.10 per share, and no Non-Plan Options had been exercised. These Non-Plan Options vest monthly and ratably over a three-year period. Non-Plan Options have a term of ten years, except that Non-Plan Options generally expire 30 days after the termination of an optionee's employment or other service relationship with the Company. In general, if an optionee dies while in an employment or service relationship with the Company, that person's option may be exercised up to six months after his death.

     Information with respect to stock option activity is as follows:

                                                                                   EXERCISE
                                                                                     PRICE
                                                                       OPTIONS     PER SHARE
                                                                       -------     ---------
    Outstanding, December 31, 1993...................................  349,000       $ .10
    Options granted..................................................  171,000         .10
                                                                       --------
    Outstanding December 31, 1994....................................  520,000         .10
    Options granted..................................................  148,000         .10
    Options exercised................................................  (83,000)        .10
    Options canceled.................................................  (29,000)        .10
                                                                       --------
    Outstanding December 31, 1995....................................  556,000         .10
    Options granted (unaudited)......................................  386,000         .10
    Options exercised (unaudited)....................................  (14,000)        .10
    Options canceled (unaudited).....................................  (35,000)        .10
                                                                       --------
    Outstanding, June 30, 1996 (unaudited)...........................  893,000         .10
                                                                       ========

     During the six-month period ended June 30, 1996, the Company issued 236,100 options under the 1993 plan with an exercise price of $.10 per share. These options were issued to management, directors and employees. In accordance with Accounting Principles Board Opinion No. 25, the Company intends to take a

                               ALANEX CORPORATION

       DECEMBER 31, 1994 AND 1995 (AUDITED) AND JUNE 30, 1996 (UNAUDITED)

charge to operations of approximately $160,000 over the vesting period of options to acquire 117,500 shares to record compensation expense incurred as a result of the issuance of those options. The charge to operations for the six months ended June 30, 1996 was approximately $3,000. As of June 30, 1996, 377,000 options were vested and exercisable.

(9)  INCOME TAXES

     The Company's income taxes for 1993, 1994 and 1995 consist of the following:

                                                                1993       1994       1995
                                                               ------     ------     ------
    Current:
      Federal................................................  $   --     $   --     $   --
      State..................................................   1,000      1,000      2,000
                                                               ------     ------     ------
                                                                1,000      1,000      2,000
                                                               ------     ------     ------
    Deferred:
      Federal................................................      --         --         --
      State..................................................      --         --         --
                                                               ------     ------     ------
                                                                   --         --         --
                                                               ------     ------     ------
                                                               $1,000     $1,000     $2,000
                                                               ======     ======     ======

     The following table summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability at December 31, 1994 and 1995:

                                                                     1994          1995
                                                                   ---------     ---------
    Deferred tax assets:
      Accrued employee benefits..................................  $  28,000     $  27,000
      Net operating loss carryforwards -- federal................    327,000       587,000
      Net operating loss carryforwards -- state..................     46,000       109,000
                                                                   ---------      --------
              Gross deferred tax assets..........................    401,000       723,000
    Valuation allowance..........................................   (401,000)     (723,000)
                                                                   ---------      --------
              Net deferred tax asset.............................  $      --     $      --
                                                                   =========      ========

     The Company has recorded a valuation allowance against any deferred tax assets for deductible temporary differences and tax operating loss carryforwards. The Company increased its valuation allowance by approximately $40,000, $300,000 and $322,000 for the years ended December 31, 1993, 1994 and
1995, respectively, primarily as a result of the increase in tax operating loss carryforwards.

     As of December 31, 1995, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1,800,000 which are available to offset future federal taxable income, if any, through 2010, and net operating loss carryforwards for state income tax purposes of approximately $900,000 which are available to offset future state taxable income, if any, through 2000.

     In accordance with Internal Revenue Code Section 382, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control may be limited.

                               ALANEX CORPORATION

       DECEMBER 31, 1994 AND 1995 (AUDITED) AND JUNE 30, 1996 (UNAUDITED)

(10)  COMMITMENTS

     Leases that do not meet the criteria for capitalization are classified as operating leases with related rentals charged to operations as incurred. Future minimum lease payments under noncancelable operating leases (with initial lease terms in excess of one year) as of December 31, 1994 and 1995 are as follows:

                        1996.............................  $  202,000
                        1997.............................     202,000
                        1998.............................     202,000
                        1999.............................     202,000
                        2000.............................     202,000
                        Thereafter.......................     270,000
                                                           ----------
                                                           $1,280,000
                                                           ==========

     Total 1993, 1994 and 1995 rent expense for operating leases was $78,000, $128,000 and $258,000, respectively. Rent expense for the six-month periods ended June 30, 1995 and 1996 was $109,000 and $101,000, respectively.

(11)  EMPLOYEE BENEFITS PLAN

     Effective January 1, 1995, the Board of Directors approved the Alanex 401(k) Compensation Deferral Savings Plan (the "401k Plan"), adopting provisions of the Internal Revenue Code Section 401(k). The 401k Plan was approved by the IRS in 1995. The 401k Plan is for the benefit of all qualifying employees, and permits employee voluntary contributions and Company profit sharing contributions. At the discretion of the Board of Directors, the Company may match employee contributions equal to a discretionary percentage of the employee's salary reductions, limited to the maximum contribution allowable for income tax purpose. Employer contributions vest proportionally over five years of service. No employer contributions have been approved by the Board of Directors through December 31, 1995.

(12)  SUBSEQUENT EVENTS

     On July 17, 1996, the Board of Directors of the Company, subject to approval by the stockholders, approved a reincorporation of the Company as a Delaware corporation. As a result of the reincorporation, the accounts within the consolidated financial statements have been retroactively restated for all periods presented to reflect a par value of $0.001 per share.

     The Company's 1996 Equity Incentive Plan (the "1996 Plan"), covering an aggregate of 500,000 shares of Common Stock, was adopted by the Board, subject to stockholder approval, in July 1996.

     In July 1996, the Board adopted, subject to stockholder approval, the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 125,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423(b) of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings of up to 27 months in length. The Purchase Plan provides that the Board shall specify certain terms and conditions that will apply to each such offering within the parameters set forth in the Purchase Plan.

------------------------------------------------------
------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   14
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Consolidated Financial
  Data................................   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   21
Management............................   36
Certain Transactions..................   43
Principal Stockholders................   45
Description of Capital Stock..........   46
Shares Eligible for Future Sale.......   47
Underwriting..........................   49
Legal Matters.........................   50
Experts...............................   50
Additional Information................   50
Index to Consolidated Financial
  Statements..........................  F-1
          ------------------------
     UNTIL           , 1996 (25 DAYS AFTER
THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN
THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN ADDITION TO
THE OBLIGATIONS OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
--------------------------------------------
--------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                2,500,000 SHARES

                                      LOGO

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                            PAINEWEBBER INCORPORATED
                            NEEDHAM & COMPANY, INC.
                            SUTRO & CO. INCORPORATED

                            ------------------------

                                          , 1996

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee and the NASD filing fee.

Registration fee..................................................................  $ 11,897
NASD filing fee...................................................................     3,500
Nasdaq Stock Market Listing Application fee.......................................    31,867
Blue sky qualification fees and expenses..........................................    10,000
Printing and engraving expenses...................................................    80,000
Legal fees and expenses...........................................................   275,000
Accounting fees and expenses......................................................   125,000
Transfer agent and registrar fees.................................................    10,000
Miscellaneous.....................................................................    27,736
                                                                                     -------
          Total...................................................................  $575,000
                                                                                     =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Act or the Securities Exchange Act of 1934.

     The Registrant's Bylaws provide for the indemnification of directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law and authorize the indemnification by the Company of other officers, employees and other agents as set forth in the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since November 19, 1993, the date of the Registrant's inception, the Registrant has sold and issued (without payment of any selling commission to any person) the following unregistered securities:

          1. During the period November 19, 1993 to September 1, 1996, the Registrant granted incentive and non-statutory stock options to employees, officers and directors of and consultants to the Company under its 1993 Stock Plan (the "1993 Plan") covering an aggregate of 914,200 shares of the Company's Common Stock. Certain of these option vest over a period of time following their respective dates of grant.

          2. During the period November 19, 1993 to September 1, 1996, the Registrant granted non-statutory stock options to employees, officers, directors and consultants of the Company outside of the Company's employee benefit plans covering an aggregate of 210,000 shares of the Company's Common Stock. Certain of these options vest over a period of time following their respective dates of grant.

          3. In November 1993, the Registrant issued 350,000 shares of Common Stock to a certain executive officer for a promissory note in the amount of $17,500 bearing interest at the rate of 6.75% per annum.

          4. In November 1993, the Registrant issued 3,640,000 shares of the Company's Common Stock to certain founders of the Company in exchange for certain partnership interests held by such founders in Alanex, L.P., a California limited partnership and certain equity interests in Plictrix, Inc., a California corporation.

          5. In December 1993, the Registrant issued 140,000 shares of Common Stock to a director of the Company for a total purchase price of $1,400.

          6. In April 1994, pursuant to the terms of an equity financing of the Company, the Registrant issued 2,978,182 shares of the Company's Series A Preferred Stock for $4,497,055 in cash to a certain investor. In connection with the equity financing, the Registrant granted a warrant to purchase 703,636 shares of the Company's Common Stock at a purchase price of $.005 per share to the same investor.

          7. In June 1996, the Registrant canceled the warrant referenced in paragraph (4) above and granted a warrant to purchase 450,000 shares of the Company's Common Stock at a purchase price of $1.51 per share to the same investor.

     The sales and issuances of securities in the transactions described in paragraphs (1) and (2), (3) and (5) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

     The sales and issuances of securities in the transactions described in paragraphs (4), (6) and (7) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder.

     The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.


    EXHIBIT
    NUMBER                                 DESCRIPTION OF DOCUMENT
    -------    -------------------------------------------------------------------------------
     1.1*      Form of Underwriting Agreement.
     2.1*      Form of Agreement and Plan of Merger to be used in connection with Registrant's
               Reincorporation in Delaware.
     3.1*      Registrant's Articles of Incorporation.
     3.2*      Registrant's Certificate of Incorporation to be effective following the closing of this offering.
     3.3*      Registrant's Bylaws to be effective after closing.
     4.1*      Reference is made to Exhibits 3.1 and 3.2.
     4.2*      Specimen stock certificate.
     5.1*      Opinion of Cooley Godward LLP.
    10.1*      Form of Indemnification Agreement entered into between the Registrant and its directors and executive officers.

    EXHIBIT
    NUMBER                                 DESCRIPTION OF DOCUMENT
    -------    -------------------------------------------------------------------------------
    10.2*      Registrant's 1993 Stock Plan, as amended.
    10.3*      Form of Incentive Stock Option Agreement under the 1993 Stock Plan.
    10.4*      Form of Nonstatutory Stock Option Agreement under the 1993 Stock Plan.
    10.5*      Registrant's 1996 Equity Incentive Plan (the "1996 Plan")
    10.6*      Form of Incentive Stock Option Agreement under the 1996 Plan.
    10.7*      Form of Nonstatutory Stock Option Agreement under the 1996 Plan.
    10.8*      Registrant's Employee Stock Purchase Plan and related offering document.
    10.9+*     Termination and Redemption Agreement dated June 28, 1996 between the Registrant and Amgen Inc.
    10.10*     Warrant to purchase Common Stock dated June 28, 1996, between the Registrant and Amgen Inc.
    10.11*     Promissory Note dated June 28, 1996 in the original principal amount of
               $4,500,000 payable to the order of Amgen Inc.
    10.12*     Amendment to Collaboration Agreement dated December 19, 1994 and among
               Registrant, Astra AB and Astra Pharma, Inc.
    10.13+*    Collaboration Agreement dated December 19, 1994 between the Registrant and
               Astra AB.
    10.14+*    Collaboration Agreement dated October 31, 1995 between the Registrant and Novo
               Nordisk.
    10.15+*    Collaborative Research and License Agreement dated June 27, 1996, between the
               Registrant and Roche Bioscience, a division of Syntex (U.S.A.) Inc.
    10.16+*    Materials Transfer and Research Agreement dated June 27, 1996 between the
               Registrant and Roche Bioscience, a division of Syntex (U.S.A.) Inc.
    10.17+*    Research Agreement dated June 17, 1996 between the Registrant and Mount Sinai
               School of Medicine of the City University of New York.
    10.18+*    Nonexclusive License Agreement dated June 17, 1996 between the Registrant and
               Mount Sinai School of Medicine of the City University of New York.
    10.19+*    Exclusive License Agreement dated June 17, 1996 between the Registrant and
               Mount Sinai School of Medicine of the City University of New York.
    10.20*     Term WCMA Loan on Security Agreement dated June 6, 1994 between the Registrant and Merrill Lynch Business Financial Services Inc.
    10.21*     Term WCMA Note dated June 6, 1994 payable by the Company to Merrill Lynch
               Business Financial Services Inc. in the original principal amount of
               $1,200,000.
    10.22*     Standard Industrial Lease -- Multi-Tenant dated July 1, 1994 between the
               Registrant and General Atomics.
    10.23*     Promissory Note dated November 22, 1993 in the original principal amount of
               $17,500.
    10.24*     Promissory Note dated November 3, 1995 in the original principal amount of
               $50,000.
    10.25*     Promissory Note dated May 22, 1996 in the original principal amount of $60,000.
    10.26*     Employment Agreement dated May 1, 1996 between Michelle A. Youngers and the
               Company
    10.27*     Letter Agreement dated July 17, 1996 between Marvin R. Brown and the Company
    10.28*     Letter Agreement dated July 17, 1996 between Alexander Polinsky and the Company
    10.29*     Secured Promissory Note dated October 31, 1994 in the original principal amount of $1,476,640 payable to the order of Genessee Properties, Inc.

    EXHIBIT
    NUMBER                                 DESCRIPTION OF DOCUMENT
    -------    -------------------------------------------------------------------------------
    10.30*     Form of Non-Plan Stock Option Agreement
    11.1*      Statement regarding calculation of net income (loss) per share.
    23.1       Consent of KPMG Peat Marwick LLP
    23.2*      Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
    24.1*      Power of Attorney. Reference is made to page II-6.
    27.1*      Financial Data Schedule


---------------

 * Previously filed.

 + Confidential treatment requested for portions of the exhibit.


     (b) SCHEDULES

     All other schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 11th day of October, 1996.


                                          By:   /s/  MICHELLE A. YOUNGERS

                                            ------------------------------------
                                                    Michelle A. Youngers
                                             Director of Finance and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                     DATE
---------------------------------------------   -----------------------------   -----------------
            */s/  MARVIN R. BROWN                President, Chief Executive      October 11, 1996
---------------------------------------------       Officer and Director
            Marvin R. Brown, M.D.               (Principal Executive Officer)


          /s/  MICHELLE A. YOUNGERS                Director of Finance and       October 11, 1996
---------------------------------------------             Secretary
            Michelle A. Youngers                  (Principal Financial and
                                                     Accounting Officer)

          */s/  ALEXANDER POLINSKY                        Director               October 11, 1996
---------------------------------------------
          Alexander Polinsky, Ph.D.


             */s/  JON R. JESSEN                          Director               October 11, 1996
---------------------------------------------
                Jon R. Jessen


           */s/  ARNOLD T. HAGLER                         Director               October 11, 1996
---------------------------------------------
           Arnold T. Hagler, Ph.D.


            */s/  TIMOTHY J. RINK                         Director               October 11, 1996
---------------------------------------------
        Timothy J. Rink, M.D., Sc.D.


       *By:  /s/  MICHELLE A. YOUNGERS
---------------------------------------------
            Michelle A. Youngers
              Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                  SEQUENTIALLY
    EXHIBIT                                                                         NUMBERED
    NUMBER                           DESCRIPTION OF DOCUMENT                          PAGE
    -------    --------------------------------------------------------------------------------
     1.1*      Form of Underwriting Agreement.....................................
     2.1*      Form of Agreement and Plan of Merger to be used in connection with
               Registrant's Reincorporation in Delaware...........................
     3.1*      Registrant's Articles of Incorporation.............................
     3.2*      Registrant's Certificate of Incorporation to be effective following the closing of this offering.......................................
     3.3*      Registrant's Bylaws to be effective after closing..................
     4.1*      Reference is made to Exhibits 3.1 and 3.2..........................
     4.2*      Specimen stock certificate.........................................
     5.1*      Opinion of Cooley Godward LLP......................................
    10.1*      Form of Indemnification Agreement entered into between the
               Registrant and its directors and executive officers................
    10.2*      Registrant's 1993 Stock Plan, as amended...........................
    10.3*      Form of Incentive Stock Option Agreement under the 1993 Stock
               Plan...............................................................
    10.4*      Form of Nonstatutory Stock Option Agreement under the 1993 Stock
               Plan...............................................................
    10.5*      Registrant's 1996 Equity Incentive Plan (the "1996 Plan")..........
    10.6*      Form of Incentive Stock Option Agreement under the 1996 Plan.......
    10.7*      Form of Nonstatutory Stock Option Agreement under the 1996 Plan....
    10.8*      Registrant's Employee Stock Purchase Plan and related offering document...........................................................
    10.9+*     Termination and Redemption Agreement dated June 28, 1996 between the Registrant and Amgen Inc.......................................
    10.10*     Warrant to purchase Common Stock dated June 28, 1996, between the
               Registrant and Amgen Inc...........................................
    10.11*     Promissory Note dated June 28, 1996 in the original principal amount of $4,500,000 payable to the order of Amgen Inc.............
    10.12*     Amendment to Collaboration Agreement dated December 19, 1994 and among Registrant, Astra AB and Astra Pharma, Inc...................
    10.13+*    Collaboration Agreement dated December 19, 1994 between the
               Registrant and Astra AB............................................
    10.14+*    Collaboration Agreement dated October 31, 1995 between the
               Registrant and Novo Nordisk........................................
    10.15+*    Collaborative Research and License Agreement dated June 27, 1996, between the Registrant and Roche Bioscience, a division of Syntex
               (U.S.A.) Inc.......................................................
    10.16+*    Materials Transfer and Research Agreement dated June 27, 1996 between the Registrant and Roche Bioscience, a division of Syntex
               (U.S.A.) Inc.......................................................
    10.17+*    Research Agreement dated June 17, 1996 between the Registrant and
               Mount Sinai School of Medicine of the City University of New
               York...............................................................
    10.18+*    Nonexclusive License Agreement dated June 17, 1996 between the
               Registrant and Mount Sinai School of Medicine of the City
               University of New York.............................................
    10.19+*    Exclusive License Agreement dated June 17, 1996 between the
               Registrant and Mount Sinai School of Medicine of the City
               University of New York.............................................

                                                                                  SEQUENTIALLY
    EXHIBIT                                                                         NUMBERED
    NUMBER                           DESCRIPTION OF DOCUMENT                          PAGE
    -------    --------------------------------------------------------------------------------
    10.20*     Term WCMA Loan on Security Agreement dated June 6, 1994 between the
               Registrant and Merrill Lynch Business Financial Services Inc.......
    10.21*     Term WCMA Note dated June 6, 1994 payable by the Company to Merrill
               Lynch Business Financial Services Inc. in the original principal amount of $1,200,000...............................................
    10.22*     Standard Industrial Lease -- Multi-Tenant dated July 1, 1994 between the Registrant and General Atomics.........................
    10.23*     Promissory Note dated November 22, 1993 in the original principal amount of $17,500..................................................
    10.24*     Promissory Note dated November 3, 1995 in the original principal amount of $50,000..................................................
    10.25*     Promissory Note dated May 22, 1996 in the original principal amount of $60,000.........................................................
    10.26*     Employment Agreement dated May 1, 1996 between Michelle A. Youngers and the Company....................................................
    10.27*     Letter Agreement dated July 17, 1996 between Marvin R. Brown and the Company........................................................
    10.28*     Letter Agreement dated July 17, 1996 between Alexander Polinsky and the Company........................................................
    10.29*     Secured Promissory Note dated October 31, 1994 in the original principal amount of $1,476,640 payable to the order of Genesee
               Properties, Inc....................................................
    10.30*     Form of Non-Plan Stock Option Agreement............................
    11.1*      Statement regarding calculation of net income (loss) per share.....
    23.1       Consent of KPMG Peat Marwick LLP...................................
    23.2*      Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1....
    24.1*      Power of Attorney. Reference is made to page II-6..................
    27.1*      Financial Data Schedule............................................


---------------

 * Previously filed.


 + Confidential treatment requested for portions of the exhibit.